UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant §240.14a-12

GREATBATCH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 13, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Greatbatch, Inc. which will be held on Thursday, May 14, 2015 at 9:00 a.m., Central Daylight Time, at the company’s global headquarters at 2595 Dallas Parkway, Suite 310, Frisco, Texas 75034.

Details of the business to be conducted at the Annual Meeting are given in the enclosed Notice of Annual Meeting and Proxy Statement.  Included with the Proxy Statement is a copy of the company’s 2014 Annual Report.  We encourage you to read this document.  It includes information on the company’s operations, markets and products, as well as the company’s audited financial statements.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted.  To make it easier for you to vote, we are offering Internet and telephone voting.  The instructions included on your proxy card describe how to vote using these services.  Of course, if you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed postage-paid envelope.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Bill R. Sanford

Bill R. Sanford
Chairman of the Board

/s/ Thomas J. Hook

Thomas J. Hook
President & Chief Executive Officer

GREATBATCH, INC.
2595 DALLAS PARKWAY, SUITE 310
FRISCO, TEXAS 75034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Greatbatch, Inc.:

The Annual Meeting of Stockholders of Greatbatch, Inc. will be held at the company’s global headquarters at 2595 Dallas Parkway, Suite 310, Frisco, Texas 75034, on Thursday, May 14, 2015 at 9:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect eight directors for a term of one year and until their successors have been elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Greatbatch, Inc. for fiscal year 2015;

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To consider and act upon other matters that may properly come before the Annual Meeting and any adjournments thereof.

Stockholders of record at 5:00 p.m., Eastern Daylight Time, on April 1, 2015 are entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ Timothy G. McEvoy

Timothy G. McEvoy
Senior Vice President,
General Counsel & Secretary

Frisco, Texas
April 13, 2015

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. YOU CAN VOTE YOUR SHARES BY PROXY BY USING ONE OF THE FOLLOWING METHODS:  MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE FURNISHED FOR THAT PURPOSE, OR VOTE BY TELEPHONE OR THE INTERNET USING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.  ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME PRIOR TO ITS USE AT THE ANNUAL MEETING OF STOCKHOLDERS.  ANY STOCKHOLDER PRESENT AT THE MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2015

THE GREATBATCH, INC. 2015 PROXY STATEMENT AND 2014 ANNUAL REPORT ARE AVAILABLE AT
http://proxy.greatbatch.com

PROXY STATEMENT

i

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Greatbatch, Inc. (the “Company”) of proxies in the accompanying form for use at the 2015 Annual Meeting of Stockholders or any adjournment or adjournments thereof.  The Company will bear the expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby.

The 2015 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) will be held at 9:00 a.m., Central Daylight Time, on Thursday, May 14, 2015 at the Company’s global headquarters at 2595 Dallas Parkway, Suite 310, Frisco, Texas 75034.  The Company’s mailing address is 2595 Dallas Parkway, Suite 310, Frisco, Texas 75034, and its telephone number is (716) 759-5600.

This proxy statement and the accompanying form of proxy are first being sent to stockholders of record on or about April 13, 2015.  A copy of the Company’s 2014 Annual Report, including financial statements, has either previously been delivered or accompanies this proxy statement, but is not part of the proxy solicitation materials.

VOTING RIGHTS

Stockholders of record at 5:00 p.m., Eastern Daylight Time, on April 1, 2015 are entitled to vote at the Annual Meeting.  At that time, the Company had outstanding 25,491,734 shares of common stock, $0.001 par value per share (“Common Stock”).  Each share of Common Stock is entitled to one vote.  An individual who has a beneficial interest in shares allocated to the Company stock fund account under the Greatbatch, Inc. 401(k) Retirement Plan (the “401(k) Plan”) is entitled to vote the shares of Common Stock allocated to that account.

Shares may not be voted at the Annual Meeting unless the owner is present or represented by proxy.  A stockholder can be represented by proxy through the return of a proxy card or by utilizing the telephone or Internet voting procedures.  An individual with a beneficial interest in the 401(k) Plan may give directions to the trustee of the 401(k) Plan, or its designated representative, as to how the allocated shares should be voted by returning the proxy card or using the telephone or Internet voting methods.  The telephone and Internet voting procedures are designed to authenticate stockholders by use of a control number and allow stockholders to confirm that their instructions have been properly recorded.  The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.  A stockholder giving a proxy may revoke it at any time before it is used by giving written notice of such revocation or by delivering a later dated proxy to Timothy G. McEvoy, the Company’s Secretary, at the Company’s mailing address set forth above, or by the vote of the stockholder in person at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the outstanding Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.  Broker non-votes, abstentions and directions to withhold authority will be counted as being present or represented at the Annual Meeting for purposes of establishing a quorum.  A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power on that proposal and has not received voting instructions from the beneficial owner.

Proxies will be voted in accordance with the stockholder’s direction, if any.  Unless otherwise directed, proxies will be voted in favor of the election as directors of the persons named under the caption “Nominees for Director,” in favor of ratifying the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accounting firm for the Company for fiscal year 2015, and in favor of approval of the compensation of the Company’s named executive officers.

The vote of a plurality of the shares of Common Stock present in person or represented at the Annual Meeting is required for the election of directors.  Abstentions and broker non-votes will have no effect on the election of directors.

The affirmative vote of a majority of the shares of Common Stock cast at the Annual Meeting is required to ratify the appointment of Deloitte & Touche as the independent registered public accounting firm for the Company for fiscal year 2015.  In determining whether the proposal has received the requisite number of affirmative votes, an abstention will have no effect on the vote.

Although the vote on proposal 3 (vote on compensation of named executive officers) is advisory in nature and non-binding, the affirmative vote of a majority of the shares of Common Stock cast at the Annual Meeting is required to approve the proposal.  Broker non-votes and abstentions will have no effect on the vote.

PRINCIPAL BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information with respect to all persons known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock as of April 1, 2015:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

BlackRock, Inc.(1)	2,473,749	9.7%
55 East 52nd Street New York, NY 10022

Dimensional Fund Advisors LP(2)	1,991,724	7.8%
Building One 6300 Bee Cave Road Austin, TX 78746

The Vanguard Group, Inc.(3)	1,709,203	6.7%
100 Vanguard Boulevard Malvern, PA 19355

(1)
BlackRock, Inc. filed a Schedule 13G/A on January 15, 2015.  The beneficial ownership information presented is based solely on the Schedule 13G/A.  The reported securities are owned by BlackRock, Inc. and its affiliated companies listed in the Schedule 13G/A.

(2)
Dimensional Fund Advisors LP (“Dimensional”) filed a Schedule 13G/A on February 5, 2015. The beneficial ownership information presented and information contained in this footnote is based solely on the Schedule 13G/A.  Dimensional, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (the “Dimensional Funds”).  In its role as investment advisor, sub-advisor or manager, Dimensional may possess investment and/or voting power over the securities of the Company that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Dimensional Funds.

(3)
The Vanguard Group, Inc. filed a Schedule 13G/A on February 10, 2015.  The beneficial ownership information presented is based solely on the Schedule 13G/A.  The reported securities are owned by The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.  Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are wholly owned subsidiaries of The Vanguard Group, Inc. and serve as an investment manager of collective trust accounts and Australian investment offerings, respectively.

COMPANY PROPOSALS

PROPOSAL 1 – Election of Directors

Shares represented by properly executed proxies will be voted, unless authority is withheld, for the election as directors of the Company of the following eight persons nominated by the Board, to hold office until the 2016 Annual Meeting of Stockholders and until their successors have been elected and qualified.  Each of the nominees listed below was elected at the 2014 Annual Meeting of Stockholders.

If any nominee for any reason should become unavailable for election or if a vacancy should occur before the election (which events are not expected), the shares of Common Stock represented by the proxies will be voted for such other person, if any, as the Corporate Governance and Nominating Committee shall designate.  Information regarding the nominees standing for election as directors is set forth below:

Nominees for Director

Pamela G. Bailey is 66, is Chair of the Corporate Governance and Nominating Committee, a member of the Compensation and Organization Committee, and has been a director since 2002.

Ms. Bailey has been President and Chief Executive Officer of The Grocery Manufacturers Association (“GMA”), a Washington, D.C. based trade association, since January 2009.  From April 2005 until January 2009, she was President and Chief Executive Officer of the Personal Care Products Council.  Ms. Bailey served as President and Chief Executive Officer of the Advanced Medical Technology Association (“AdvaMed”), the world’s largest association representing the medical technology industry, from June 1999 to April 2005.  From 1970 to 1999, she served in the White House, the Department of Health and Human Services and other public and private organizations with responsibilities for health care public policy.  Ms. Bailey is a director of the Reagan-Udall Foundation, a 501(c)(3) organization created by Congress to advance the mission of the Food and Drug Administration by advancing regulatory science and research.  She formerly served as a director of Albertsons, Inc., MedCath Corporation, and The National Food Laboratory, Inc.

Ms. Bailey’s 40 years of health care public policy experience with both public and private organizations, including service in the White House, the Department of Health and Human Services, and as President and Chief Executive Officer of AdvaMed, gives her a unique perspective on a variety of health care-related issues.  With over 20 years of chief executive officer experience at GMA, the Personal Care Products Council, AdvaMed, and other Washington-based health care trade associations, Ms. Bailey brings to the Board demonstrated management ability at senior levels.  This experience, together with her experience gained as a director of Albertsons and MedCath, supports her continued service as a member of the Board.

Anthony P. Bihl III is 58, is a member of the Audit Committee, a member of the Technology Strategy and Investment Committee, and has been a director since 2011.

Mr. Bihl has been Chief Executive Officer and a member of the Board of Managers of Bioventus, LLC, a company that develops, manufactures and sells products that promote active orthopaedic healing, since December 2013.  From June 2011 through June 2012, he was Group President American Medical Systems (“AMS”), a subsidiary of Endo Pharmaceuticals (“Endo”).  Mr. Bihl was President & Chief Executive Officer and a director of AMS from April 2008 until Endo acquired AMS in June 2011.  He served as Chief Executive Officer of Siemens Medical Solutions’ Diagnostics Division from January to November 2007, and as President of the Diagnostics Division of Bayer HealthCare from 2004 through 2006.  Prior to that, Mr. Bihl served in a number of operations and finance roles at Bayer HealthCare and over a 20-year career at E.I. DuPont.  He is a director and chairman of the board of Spectral Medical, Inc., a Canadian company that develops products for the diagnosis and treatment of severe sepsis and septic shock, and also serves as chair of its human resources and compensation committee.  Mr. Bihl is a former director of SeraCare Life Sciences Inc.

Mr. Bihl brings 30 years of experience in the medical device industry, in operations, finance and general management roles.  His extensive background and experience supports his continued service as a member of the Board.

Joseph W. Dziedzic is 46, is Chair of the Audit Committee, a member of the Compensation and Organization Committee, and has been a director since February 2013.

Mr. Dziedzic is Executive Vice President and Chief Financial Officer of The Brink’s Company, a global leader in security-related services for banks, retailers and a variety of other commercial and governmental customers.  In addition to his responsibilities as Chief Financial Officer, Mr. Dziedzic is responsible for global security, global procurement, risk management and the payment services business for The Brink’s Company.  Prior to joining The Brink’s Company in 2009, he had a 20-year career with General Electric where from 2006 to 2009, he was Chief Financial Officer of GE Aviation Services, from 2003 to 2006, he was Manager of Global Financial Planning and Analysis of GE Energy, and from 2000 to 2002 he was Chief Financial Officer of GE Plastics America.  Prior to 2000, Mr. Dziedzic held a number of other positions of increasing responsibility with General Electric.  He is a director of the YMCA of Greater Richmond.

Mr. Dziedzic has over 20 years of experience in global operations and financial and accounting matters.  The depth and breadth of Mr. Dziedzic’s financial experience support his continued service as a member of the Board.

Thomas J. Hook is 52, is a member of the Technology Strategy and Investment Committee, and has been a director since 2006.

Mr. Hook has been the Company’s President and Chief Executive Officer since August 2006.  Prior to August 2006, he was the Company’s Chief Operating Officer, a position to which he was appointed upon joining the Company in September 2004.  From August 2002 until September 2004, Mr. Hook was employed by CTI Molecular Imaging where he served as President, CTI Solutions Group.  From March 2000 to July 2002, he was General Manager, Functional and Molecular Imaging for General Electric Medical Systems.  From 1997 to 2000, Mr. Hook worked for the Van Owen Group Acquisition Company and prior to that, Duracell, Inc.  He is Chairman of the Board of HealthNow New York, Inc., a leading health care company in Western New York that provides quality health care services to companies and individuals in that region, and serves on its executive committee.  Mr. Hook is also a director of AdvaMed.

Since joining the Company as Chief Operating Officer in 2004 and becoming President and Chief Executive Officer in 2006, Mr. Hook has directed the Company’s acquisition, integration and product development efforts, growing the business from $200 million to the more diverse $688 million medical device technology company that it is today.  Mr. Hook’s knowledge of the Company’s business and his role as the Company’s President and Chief Executive Officer support his continued service as a member of the Board.

Dr. Joseph A. Miller, Jr. is 73, is Chair of the Technology Strategy and Investment Committee, a member of the Corporate Governance and Nominating Committee, and has been a director since 2003.

Dr. Miller retired in April 2012 as Executive Vice President and Chief Technology Officer for Corning, Inc., a position in which he had served since 2001.  Before joining Corning in 2001, he served as Senior Vice President of E.I. DuPont de Nemours from 1999 to 2001 and held various executive positions with that company prior to that time.  Dr. Miller is a director of Lightwave Logic.  He is a former director of Dow Corning Corporation.

Dr. Miller has significant research and development knowledge and experience gained through his positions at Corning and E.I. DuPont.  His extensive knowledge and experience gives him insight into a number of issues facing the Company and supports his continued service as a member of the Board.

Bill R. Sanford is 71, is Chairman of the Board, is a member of the Corporate Governance and Nominating Committee, and has been a director since 2000.

Mr. Sanford is Chairman of Symark LLC, a company he founded in 1979 that focuses on the development and commercialization of biosciences systems, products and services.  He is Executive Founder and retired Chairman, President and Chief Executive Officer of Steris Corporation, a New York Stock Exchange (“NYSE”) listed global provider of infection and contamination prevention systems, products, services and technologies.  Mr. Sanford is an active early and growth stage advisor and equity investor through Symark.  He has served on the boards of KeyCorp and its KeyBank N.A. subsidiary, Cleveland Clinic, Case Western Reserve University, AdvaMed, and several other private for-profit companies, not-for-profit organizations, investment limited partnerships and venture capital firms.

Mr. Sanford is an experienced entrepreneur, senior executive, consultant, investor and board member with extensive public company, new venture, merger and acquisition, marketing and sales, turnaround and market development experience.  He has both public and private company financing experience, including initial and secondary public stock offerings, structured debt financings, public stock mergers and private equity and venture capital investments.  Mr. Sanford’s background and experience, including his extensive experience in the medical device industry, support his continued service as a member of the Board.

Peter H. Soderberg is 68, is Chair of the Compensation and Organization Committee, a member of the Audit Committee, and has been a director since 2002.

Mr. Soderberg is managing partner of Worthy Ventures Resources, LLC, a private investment company he founded in February 2010.  He retired in January 2010 as President and Chief Executive Officer of Hill-Rom Holdings, Inc. (formerly Hillenbrand Industries), a position he held since March 2006.  From January 2000 to March 2006, he was President and Chief Executive Officer of Welch Allyn, Inc., and for the seven years prior to that, Chief Operating Officer of Welch Allyn’s medical products business.  Mr. Soderberg also held a number of positions over a 23-year career with Johnson & Johnson, where his final position was as president of one of its operating subsidiaries.  Until his retirement, he also had served on the board of directors of Hill-Rom and AdvaMed.  Mr. Soderberg currently serves as a director and senior advisor to the CEO of three privately-held medtech companies.  He is a former director of St. Vincent Health System (Indianapolis), Constellation Brands, Inc. and Welch Allyn.

Having served in the roles of President and Chief Executive Officer of Hill-Rom and Welch Allyn, Mr. Soderberg has significant management experience and business understanding.  Running a public company gave Mr. Soderberg front-line exposure to many of the issues facing public companies, particularly on the operational, financial and corporate governance fronts.  His deep knowledge of health care policy and patient care delivery, gained through his long career in the health care industry, provides our Board with a valuable perspective on the priorities of and challenges facing our major customers.  These attributes support Mr. Soderberg’s continued service as a member of the Board.

William B. Summers, Jr. is 64, is a member of the Compensation and Organization Committee, a member of the Corporate Governance and Nominating Committee, and has been a director since 2001.

Mr. Summers retired in June 2006 as Chairman of McDonald Investments, Inc., a position he had held since 1998.  He also held the additional positions of President (from 1989 through 1998) and Chief Executive Officer (from 1994 through 1998) of that investment company.  Mr. Summers serves on the board of directors of RPM International, Inc. and is a member of its audit committee.  He also serves on the advisory boards of Molded Fiberglass Companies, MAI Wealth Advisors LLC, and IQWARE Marketing, LLC, and on the board of directors of The Rock and Roll Hall of Fame and Museum, Baldwin-Wallace University, State Troopers of Ohio, and the Convention and Visitors Bureau of Greater Cleveland, Inc.  Mr. Summers previously served as chairman of the board of the National Association of Securities Dealers, as chairman of the board of the NASDAQ Stock Market, and as a director of the NYSE.  He is a former director of Developers Diversified Realty, Inc., Cleveland Indians Baseball Company, and Penton Media Inc.

Through his positions with McDonald Investments, Mr. Summers gained leadership experience and extensive knowledge of complex financial and operational issues.  In addition, through his service with the NASDAQ Stock Market and the NYSE and on the boards of other public companies, Mr. Summers has gained valuable experience dealing with the capital markets, accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large public corporations.  This experience supports Mr. Summers’ continued service as a member of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

PROPOSAL 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm

On the recommendation of the Audit Committee, Deloitte & Touche has been appointed by the Board as the Company’s independent registered public accounting firm for fiscal year 2015, a capacity in which it has served since 2000.  Although stockholder approval is not required, the Company has determined that it is desirable to request that the stockholders ratify the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for fiscal year 2015.  In the event the stockholders fail to ratify the appointment, the Board will reconsider this appointment and make such a determination as it believes to be in the Company’s best interests.  Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the Company’s best interests.  Representatives of Deloitte & Touche are expected to be present at the Annual Meeting.  The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed by Deloitte & Touche for services provided to the Company during fiscal years 2014 and 2013:

	2014	2013

Audit Fees(1)	$1,333,000	$1,309,095
Audit-Related Fees(2)	30,000	-
Total Audit and Audit-Related Fees	1,363,000	1,309,095
Tax Fees(3)	426,251	125,434
All Other Fees	-	-
Total Fees	$1,789,251	$1,434,529

(1)
Represent fees billed by Deloitte & Touche for services rendered for the audit of the Company’s annual consolidated financial statements and for review of the Company’s quarterly condensed consolidated financial statements.

(2)	Represents fees billed by Deloitte & Touche for services rendered related to the performance of their audit but are not included in (1) above.
(3)	Represents fees billed by Deloitte & Touche for tax compliance, planning and consulting services.

Audit Committee Pre-Approval Policy on Audit and Non-Audit Services.  As described in the Audit Committee charter, the Audit Committee must review and pre-approve both audit and non-audit services to be provided by the Company’s independent registered public accounting firm (other than with respect to de minimis exceptions permitted by Regulation S-X, Rule 2-01(c)(7)(i)(C)).  This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.  None of the services described above were performed by Deloitte & Touche under the de minimis exception rule.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
 RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015

PROPOSAL 3 – Advisory Vote on Compensation of the Named Executive Officers

As required pursuant to Section 14A of the Securities Exchange Act, the Company seeks your advisory vote on a resolution to approve the compensation of our named executive officers as disclosed in this proxy statement.  Our named executive officers are the Chief Executive Officer, the Chief Financial Officer, the next three highest paid executive officers, and the former Senior Vice President, Human Resources (“Named Executive Officers”).  Although your vote is advisory and will not be binding on the Board or the Company, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.  Unless the Board modifies its policy on the frequency of future advisory votes, the next advisory vote on the compensation of our Named Executive Officers will be held at the 2016 Annual Meeting of Stockholders.

The Company’s executive compensation programs have played a material role in our ability to drive strong financial results and attract and retain a highly experienced, successful management team.  We believe that our executive compensation programs are structured to support the Company’s business objectives.  We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity to ensure that our compensation programs are within the norm of a range of market practices.  As discussed below in the Compensation Discussion and Analysis (“CD&A”) section, the Company’s compensation for its Named Executive Officers includes the following elements:

•
Long-term equity compensation with multi-year performance based vesting.  The most significant element of the Named Executive Officers equity compensation opportunity is the LTI Program for which vesting depends on the Company’s total stockholder return relative to its peer group over a three-year period.

•
Total cash compensation tied to performance.  A significant portion of the cash compensation opportunity for the Named Executive Officers is based on the Company’s performance.  As such, the cash compensation for the Named Executive Officers has fluctuated from year to year, reflecting the Company’s financial results.

The text of the resolution in respect of Proposal 3 is as follows:

“Resolved, that the stockholders approve, on a non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF
THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The beneficial ownership of Common Stock by each of the directors, each of the Named Executive Officers, and by all directors and executive officers as a group is set forth in the following table as of April 1, 2015, together with the percentage of total shares outstanding represented by such ownership.  For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if that person has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

Name of Beneficial Owner	Number of Shares	Percent of Class
Pamela G. Bailey(1)	85,531	*
Anthony P. Bihl III (2)	40,749	*
Joseph W. Dziedzic(3)	20,241	*
Thomas J. Hook(4)	674,597	2.6%
Dr. Joseph A. Miller, Jr.(5)	81,250	*
Bill R. Sanford(6)	134,312	*
Peter H. Soderberg(7)	84,206	*
William B. Summers, Jr.(8)	93,843	*
Michael Dinkins(9)	116,448	*
Mauricio Arellano(10)	59,072	*
Andrew P. Holman(11)	10,689	*
Timothy G. McEvoy (12)	54,046	*
Michelle Graham(13)	6,701	*
All directors and executive officers as a group (15 persons) (14)	1,483,767	5.6%

(1)
Includes (i) 57,505 shares Ms. Bailey has the right to acquire pursuant to options exercisable currently or within 60 days after April 1, 2015; (ii) 1,387 shares of restricted stock; and (iii) 26,639 shares directly held by her.

(2)
Includes (i) 30,899 shares Mr. Bihl has the right to acquire pursuant to options exercisable currently or within 60 days after April 1, 2015; (ii) 1,387 shares of restricted stock; and (iii) 8,463 shares directly held by him.

(3)
Includes (i) 14,491 shares Mr. Dziedzic has the right to acquire pursuant to options exercisable currently or within 60 days after April 1, 2015; (ii) 1,387 shares of restricted stock; and (iii) 4,363 shares directly held by him.

(4)
Includes (i) 475,693 shares Mr. Hook has the right to acquire pursuant to options exercisable currently or within 60 days after April 1, 2015; (ii) 3,682 shares allocated to his account under the 401(k) Plan; and (iii) 195,222 shares directly held by him.

(5)
Includes (i) 57,505 shares Dr. Miller has the right to acquire pursuant to options exercisable currently or within 60 days after April 1, 2015; (ii) 1,387 shares of restricted stock; and (iii) 22,358 shares directly held by him.

(6)
Includes (i) 82,534 shares Mr. Sanford has the right to acquire pursuant to options exercisable currently or within 60 days after April 1, 2015; (ii) 2,081 shares of restricted stock; and (iii) 49,697 shares directly held by him.

(7)
Includes (i) 57,505 shares Mr. Soderberg has the right to acquire pursuant to options exercisable currently or within 60 days after April 1, 2015; (ii) 1,387 shares of restricted stock; and (iii) 25,314 shares directly held by him.

(8)
Includes (i) 57,505 shares Mr. Summers has the right to acquire pursuant to options exercisable currently or within 60 days after April 1, 2015; (ii) 1,387 shares of restricted stock; and (iii) 34,951 shares directly held by him.

(9)
Includes (i) 85,441 shares Mr. Dinkins has the right to acquire pursuant to options exercisable currently or within 60 days after April 1, 2015; (ii) 643 shares allocated to his account under the 401(k) Plan; and (iii) 30,364 shares directly held by him.

(10)
Includes (i) 21,643 shares Mr. Arellano has the right to acquire pursuant to options exercisable currently or within 60 days after April 1, 2015; (ii) 3,549 shares allocated to his account under the 401(k) Plan; (iii) 13,542 shares indirectly controlled by him; and (iv) 20,338 shares directly held by him.

(11)
Includes (i) 7,967 shares Mr. Holman has the right to acquire pursuant to options exercisable currently or within 60 days after April 1, 2015; (ii) 546 shares allocated to his account under the 401(k) Plan; and (iii) 2,176 shares directly held by him.

(12)
Includes (i) 23,714 shares Mr. McEvoy has the right to acquire pursuant to options exercisable currently or within 60 days after April 1, 2015; (ii) 2,108 shares allocated to his account under the 401(k) Plan; and (iii) 28,224 shares directly held by him.

(13)	Includes (i) 180 shares indirectly controlled by Ms. Graham; (ii) 159 shares allocated to her account under the 401(k) Plan; and (ii) 6,362 shares directly held by her.
(14)
Includes (i) 987,221 shares the directors and executive officers have the right to acquire pursuant to options exercisable currently or within 60 days after April 1, 2015; (ii) 11,725 shares allocated to their accounts under the 401(k) Plan; (iii) 13,722 shares indirectly controlled by them; and (iv) 471,099 shares directly held by them.

*	Less than 1%

Section 16(a) Beneficial Ownership Reporting Compliance.  Under Section 16(a) of the Exchange Act, the Company’s directors and executive officers are required to report their beneficial ownership of the Common Stock and any changes in that beneficial ownership to the Securities and Exchange Commission (“SEC”) and the NYSE.  The Company believes that these filing requirements were satisfied during fiscal year 2014.  In making the foregoing statement, the Company has relied on copies of the reporting forms received by it or on the written representations from the persons required to report.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Executive Compensation Programs and 2014 Performance

In 2014, we materially advanced our financial objective of driving mid-single digit top line revenue and double digit bottom line operating profit growth in our core business.  Our revenues rose from $664 million in 2013 to $688 million, Adjusted Operating Income increased from $83 million in 2013 to $91 million, and Adjusted Earnings Per Share rose 15%, from $2.10 per share in 2013 to $2.42 per share.  See “Strategic and Financial Overview” in Part II, Item 7 of our 2014 Form 10-K for a reconciliation of these adjusted amounts to those calculated in accordance with generally accepted accounting principles (“GAAP”).  Total stockholder return for fiscal year 2014, measured as the increase in our stock price, was 11.1% which reflects the Company’s strong financial performance relative to our peer group which was 1.4%.

The Compensation and Organization Committee of the Board, referred to as the “Compensation Committee” in this CD&A, designs and oversees the Company’s executive compensation programs to emphasize and reward the execution of our business strategy, the achievement of corporate financial objectives, and the creation of stockholder value.  Our executive compensation programs and practices have remained consistent over the past several years, and we believe our programs are aligned with the interests of our stockholders and have significantly contributed to the achievement of our business strategy.

To ensure our compensation programs are aligned with the long-term interest of our stockholders, we have adopted several governance policies that we expect our executive officers to comply with, including meaningful stock ownership guidelines, a pledging and hedging policy and a recapture or “clawback” policy that provides for the recoupment of any performance-based payouts made based on financial results that are not in compliance with any financial reporting requirement that requires restatement of the Company’s financial statements.

At our 2014 Annual Meeting, our stockholders had the opportunity to vote on the compensation paid to our named executive officers.  The results of this advisory “say-on-pay” vote were overwhelmingly supportive, with almost 97% of votes cast voting in favor.  Our 2015 executive compensation programs and plan design will remain substantially similar to our 2014 executive compensation programs.

Compensation Philosophy

Our compensation philosophy is to provide a competitive compensation package that will attract, retain and motivate our executives to drive the Company’s success through high performance and innovation, to link our executives’ compensation to short- and long-term performance of the Company and to align our executives’ compensation with the interests of our stockholders. The compensation programs for our Named Executive Officers are designed to be consistent with our compensation philosophy.

We have designed our compensation programs to include:

•	Base Salary
•	Annual Performance-Based Cash Incentives
•	Long-Term Incentives Including Stock Options and Performance Shares
•	Retirement and Change in Control Agreements
•	Other Perquisites

We expect the total compensation levels of our Named Executive Officers to be approximately between the 50th and 75th percentiles of the total compensation levels for comparable positions within our peer group if the Company achieves above market performance. This allows us to attract and retain executives who have the appropriate skill set to develop and execute our strategic plans and attain both our short- and long-term financial and strategic objectives.  We believe that this approach properly incentivizes our executive officers and provides value to our stockholders through the above market financial performance of the Company.  The executive compensation programs for our Named Executive Officers have been designed to allow for flexibility to respond to the evolving business environment, address individual performance and consider internal and external pay equity.

The following graphs depict the mix of cash versus equity compensation as a percentage of total direct compensation awarded to our Named Executive Officers during 2014, assuming target performance levels are achieved:

The following graphs depict the mix of fixed (base salary) versus performance (at risk, all incentive compensation) based compensation as a percentage of total direct compensation awarded to our Named Executive Officers during 2014, assuming target performance levels are achieved:

Compensation Committee Practices and Procedures

The Compensation Committee has responsibility for the Company’s compensation practices with appropriate approval and general oversight from the Board.  This responsibility includes the determination of compensation levels and awards provided to the Named Executive Officers.  The Compensation Committee has directly engaged Ernst & Young LLP as an independent compensation consulting firm to review the Company’s executive compensation programs and provide guidance on compensation matters and recommendations made by management.  In 2014, Ernst & Young advised the Compensation Committee on the Company’s executive compensation programs.  A representative of Ernst & Young was present in person or by telephone for all meetings held by the Compensation Committee during 2014.

In accordance with NYSE rules regarding the independence of compensation consultants, the Compensation Committee has considered the other services Ernst & Young provides to the Company, the amount of fees paid to Ernst & Young by the Company, Ernst & Young’s policies and procedures designed to prevent conflicts of interest, any business or personal relationship Ernst & Young may have with any member of the Compensation Committee, any stock of the Company owned by Ernst & Young, and any business or personal relationship Ernst & Young has with any of the Named Executive Officers.  Following that review, the Compensation Committee concluded that Ernst & Young’s work for the Compensation Committee does not raise a conflict of interest.

The Compensation Committee is also responsible for evaluating the performance of Mr. Hook, our President & Chief Executive Officer. Performance reviews of Mr. Hook are based on his individual performance as well as on the Company’s performance during a given year. The Compensation Committee provides a recommendation for the performance review and any compensation adjustments to the Board for approval.  For the other Named Executive Officers, the Compensation Committee considers input and recommendations from Mr. Hook regarding performance, base salary adjustments and annual and long-term incentive programs and award amounts. The Compensation Committee determines the final compensation for those executive officers. Grants of equity-based compensation are approved by the Compensation Committee in accordance with long-term incentive programs established by the Compensation Committee with the assistance of Ernst & Young.  Although not required by our long-term incentive plans, the Board of has provided final approval on the equity-based compensation awards for our senior level executives.

During 2014, Michelle Graham (until her resignation), then Senior Vice President, Human Resources, and Timothy G. McEvoy, Senior Vice President, General Counsel & Secretary, attended meetings of the Compensation Committee to provide counsel and assistance to the Compensation Committee as needed.  These executives were not present during executive sessions of the Compensation Committee or when items pertaining to their individual compensation were discussed.

Competitive Market Review

The Compensation Committee compares Company performance and compensation programs against a peer group of companies.  The companies selected to be in our peer group (i) have relevant overlap with our industry, customers and products, (ii) are similar in size, and (iii) have key metrics consistent with our growth strategy.  The key metrics considered in evaluating companies for our peer group are revenue size and growth rate, return on equity, net income, earnings per share growth, average gross margins and enterprise value.  The Compensation Committee also took into consideration companies identified as peers of our peers, peers by our analysts and peers by governance rating firms.  The Compensation Committee typically reevaluates the peer group every two to three years or sooner if acquisitions warrant or events occur such that the companies in the peer group are no longer comparable to our Company.  The companies comprising our 2014 compensation peer group are as follows:

Analogic Corporation	Merit Medical Systems, Inc.
ArthroCare Corporation	NuVasive, Inc.
CONMED Corporation	Orthofix International
CTS Corporation	Symmetry Medical, Inc.
Haemonetics Corporation	Thoratec Corporation
Integra LifeSciences Holdings Corporation	West Pharmaceutical Services, Inc.
KEMET Corporation	Wright Medical Group, Inc.
Masimo Corporation

The Compensation Committee believes this is an appropriate size for a peer group in order to obtain a representative sample of our competitive market.  For 2015, ArthroCare Corporation and Symmetry Medical, Inc. will be removed from our peer group due to acquisitions.  The Compensation Committee intends to reevaluate our peer group for 2015.

Base Salary

We provide our senior level executives with a fixed level of cash compensation in the form of base salary that is consistent with their skill level, experience, knowledge, length of service with our Company and the level of responsibility and complexity of their position.  The Compensation Committee does not use a specific formula when setting base salary for our Named Executive Officers, but our general practice is to be within 90% to 110% of the competitive market median.  In addition to the factors listed above, actual base salaries may differ from the competitive market median target as a result of various other factors including relative depth of experience, prior individual performance and expected future contributions, internal pay equity considerations within our Company and the degree of difficulty in replacing the individual.  Any such differences are approved by the Compensation Committee and in the case of Mr. Hook, by the Board.

The base salaries of our Named Executive Officers are reviewed by the Compensation Committee on an annual basis, as well as at the time of promotion or significant changes in responsibility.  We expect the base salaries of our Named Executive Officers to generally increase in-line with any increases to the competitive median market rates.  However, base salary increases are also reviewed on an individual basis and adjusted accordingly for performance.

In setting base salaries for our Named Executive Officers for 2014, the Compensation Committee reviewed and used a 2012 Ernst and Young market study related to the compensation of the Named Executive Officers, trending the data to 2014, and supplemented it with the 2014 Towers Watson Executive Compensation survey and 2013 proxy data from our peer group. The 2014 base salaries for our Named Executive Officers were compared to this data, and were adjusted for factors such as prior individual experience and performance and expected future contributions, performance of our Company, internal equity considerations within our Company and the degree of difficulty in replacing the executive.

The base salaries for our Named Executive Officers were as follows:

	2012 Base Salary		2013 Base Salary	2014 Base Salary	2015 Base Salary

Thomas J. Hook	$546,000		$700,000	$700,000	$721,000
Michael Dinkins	360,000		366,120	375,273	384,655
Mauricio Arellano	325,000		328,250	339,082	350,045
Andrew P. Holman	257,000	(1)	280,000	288,400	315,000
Timothy McEvoy	237,000		242,925	250,213	280,000
Michelle Graham	250,000		258,750	269,100	NA	(2)

(1)	Mr. Holman joined the Company as Vice President for Sales and Marketing on March 21, 2012.
(2)
Ms. Graham served as Senior Vice President for Human Resources until her resignation on September 19, 2014. She remained an employee until January 3, 2015 to assist with the transition of her departure from the Company.

In 2014, base salaries for the Named Executive Officers were increased to reflect a competitive market increase for companies with similar performance to ours as well as individual performance.   In addition, Mr. Holman was promoted in December 2014 and was given a base salary increase from $288,400 to $315,000 based on a review of the competitive median market data and the additional responsibilities in his new role as Executive Vice President, Global Sales & Marketing.

The Compensation Committee also reviewed the base salary for Mr. McEvoy, Senior Vice President, General Counsel & Secretary.  Based on the market data described above, Mr. McEvoy’s base salary was considerably below the market median.  His 2014 base salary was near the 25th percentile of the market data.  Mr. Hook recommended, and the Compensation Committee reviewed and approved, an increase in Mr. McEvoy’s base salary from $250,213 to $280,000, to bring him closer to the competitive market median.

Annual Performance-Based Cash Incentives

During 2014, our Named Executive Officers received cash incentive payments under our Greatbatch Growth Bonus Plan (“G2B Plan”).  The objective of the G2B Plan is to provide a target level of performance-based annual cash compensation at the competitive market median, with the opportunity for above median compensation if stretch performance is achieved.  Achievement at the 100% target level is deemed to be a “realistic” but challenging goal and any amount greater than the target is considered a “stretch” goal.  A portion of our Named Executive Officers’ annual cash incentive payment is made in the form of shares of Common Stock contributed to their accounts under our 401(k) Plan.  See further discussion regarding retirement benefits in the “Retirement” section.

The Compensation Committee sets the performance metrics for the G2B Plan generally at its first meeting each year based upon prior year performance, the Company’s plan for the current year, and the Board’s desire for continuous and meaningful performance improvement.  The annual cash incentive plan awards for our Named Executive Officers are set based upon Company-wide performance metrics.  Payment of annual incentive plan awards are based upon the achievement of these performance metrics and can vary significantly from year to year.

Overall funding of our G2B Plan is based upon Company-wide performance measures as recommended by the Compensation Committee and is generally approved by the Board at its first meeting each year.  For 2014, the G2B Plan funding percentage was based upon two financial metrics, total revenue (25%) and adjusted operating income (75%).  In addition, if the adjusted operating income threshold had not been achieved, no portion of the G2B Plan would have been funded.  Once the adjusted operating income metric is achieved the plan funding begins at 50%. The Compensation Committee believes that these performance metrics are appropriate as they are relevant key metrics that drive stockholder value.

Funding of the G2B Plan is calculated in accordance with the following scale:

Achievement of Performance Measure	Funding %
Less than Threshold	0%
Threshold - 100%	50% - 100%
100% - Maximum	100% - 195%

The Compensation Committee believes that the calculation of funding and performance metrics are aligned with the Company’s strategic objective of growing revenue and profitability.  The weighting between revenue and adjusted operating income puts more emphasis on profitability and is believed to be more directly aligned with the interest of stockholders.

The 2014 G2B Plan individual achievement percentages were determined as follows:

	Revenue (25%)	Adjusted OI (75%)

Threshold	$668.9M 50.0%	$83.2M 50.0%
Actual	$687.8M 80.3%	$91.2M 82.0%
Target	$700.1M 100.0%	$95.7M 100.0%
Maximum	$727.9M 195.0%	$113.0M 195.0%
Weighted Average G2B Funding	81.6%

Adjusted operating income under the G2B Plan differs from operating income under GAAP as a result of the exclusion of: (i) acquisition-related charges; (ii) facility consolidation, optimization, manufacturing transfer and system integration charges; (iii) asset write-down and disposition charges; (iv) severance charges in connection with corporate realignments or a reduction in force; (v) litigation charges and gains; (vi) the impact of non-cash charges to interest expense; (vii) unusual or infrequently occurring items; (viii) design verification testing expenses incurred in connection with the development of our neuromodulation platform in 2013; (ix) gain/loss on the sale of investments; (x) the income tax (benefit) related to these adjustments and (xi) certain tax benefits/charges related to the Federal R&D Tax Credit and the consolidation of our Swiss orthopaedic facilities.  All of these adjustments were reviewed and approved by the Compensation Committee.  See “Strategic and Financial Overview” in Item 7, page 30 of our 2014 Form 10-K for a reconciliation of adjusted operating income to GAAP operating income.

Individual cash incentives are calculated by multiplying the funding percentage by the individual’s target bonus percent.

Total Available Award (TAA) = (Base Salary x Individual Target Bonus %) x Plan Funding %

The individual target bonus percent for our Named Executive Officers was determined by the Compensation Committee in order to provide targeted total cash compensation at the median of our competitive market.  The target payout as a percentage of base salary for our Named Executive Officers is as follows:

	2014	2015
President & CEO	90%	90%
CFO	75%	75%
Mauricio Arellano	75%	75%
Andrew P. Holman	70%	75	%(1)
Timothy G. McEvoy	65%	65%
Michelle Graham	70%	NA	(2)

(1)	As a result of Mr. Holman’s promotion, his target bonus percent was increased to 75% based on his new level in the organization.
(2)	Ms. Graham is not eligible for an award in 2015 due to her resignation on September 19, 2014.

Illustrative Computation of 2014 cash incentive award for Thomas J. Hook:

Total Available Award =
(Base Salary ($700,000) x Individual Target Bonus % (90%)) x Incentive Plan Funding % (81.6%) = $514,080

Annual cash incentives for our Named Executive Officers are awarded pursuant to the Company’s Executive Short-Term Incentive Compensation Plan, which was approved by stockholders at our 2012 Annual Meeting in order to meet the requirements under Internal Revenue Code (“IRC”) §162(m).  Under IRC §162(m), a limitation is placed on the tax deductibility of compensation to certain executives of a publicly-held corporation that exceeds $1,000,000 in any taxable year, unless the compensation meets certain requirements.  Historically, our deductions for executive compensation have not been materially impacted by IRC §162(m); however in 2014, $0.6 million of compensation related to one of our Named Executive Officers was not deductible for tax purposes as it exceeded IRC §162(m) limits.

Long-Term Incentives

In addition to cash incentives, we also compensate our Named Executive Officers with long-term incentive awards (“LTI”) that are designed to align management’s performance incentives with the interests of our stockholders. The LTI program includes time- and performance-based awards that are at the competitive market median of executive officers in comparable positions in our peer group. Our Named Executive Officers receive 25% of their LTI award in time-based stock options and 75% of their award in performance-based restricted stock units. The objective of the time-based award is to provide total direct compensation, when combined with the executive’s base salary and G2B Program award at target, at the bottom quartile of our competitive market. The objective of the performance-based award is to deliver total direct compensation at the 60th percentile of our competitive market if target level performance is achieved and deliver the 75th percentile if the maximum performance level is achieved. The metric for the performance-based awards is relative total stockholder return (“TSR”) versus our peer group.

The LTI award percentage granted each year is reviewed on an individual basis and can be adjusted based on individual performance and expected future contributions.  The individual award opportunity under the LTI Program is expressed as a percentage of the Named Executive Officer’s salary as follows:

	Maximum(1)			2015(1)
	2012	2013	2014	Threshold(1)	Target(2)	Maximum(3)
President & CEO	430%	430%	430%	108%	269%	430%
CFO	260%	260%	260%	65%	163%	260%
Mauricio Arellano	260%	260%	260%	65%	163%	260%
Andrew P. Holman	N/A (4)	230%	230%	65%	163%	260	%(5)
Timothy G. McEvoy	120%	120%	120%	30%	75%	120%
Michelle Graham(6)	230%	230%	230%	N/A	N/A	N/A

(1)	Includes the percentage related to time-based stock options and maximum performance award.
(2)	Target represents TSR performance at the median of the peer group.
(3)	Maximum represents TSR performance at or above the 75th percentile of the peer group.
(4)	Mr. Holman was hired by the Company on March 21, 2012 and was not eligible for a 2012 LTI award.
(5)	Due to Mr. Holman’s promotion, his maximum LTI award increased to 260% based on his new level in the organization.
(6)	Ms. Graham was not eligible for an award in 2015 due to her resignation on September 19, 2014.

The 2012 LTI program matured on January 2, 2015.  The TSR achieved of 129% was in the 81st percentile of our peer group and accordingly all performance awards vested at 100% of maximum on January 20, 2015.

The time based portion of the LTI Program awards was determined based upon the following formula:

Maximum Stock Option Award (MSOA) = (Base Salary x Individual Maximum Award %) x 25%
Non-Qualified Stock Option Grant = (MSOA) ÷ Grant Date Black-Scholes Value

We utilize the Black-Scholes option pricing model to estimate the fair value of stock options granted for financial statement reporting purposes as allowed under GAAP.  See Note 11 of the Notes to the Consolidated Financial Statements contained in Item 8 of our 2014 Form 10-K for further explanation of the assumptions and methodology for determining the fair value of stock options granted.

The time-based portion of the LTI awards vest in three equal annual installments on the last day of each fiscal year, beginning in the year of grant.  This portion of the LTI award is issued in the form of non-qualified stock options to provide a balance between the amount of stock options and full-value awards provided to our executive officers and to align their interests with those of stockholders.

The performance-based LTI awards, granted 100% in restricted stock units, are determined based upon the following formula:

Maximum Performance Award (MPA) = (Base Salary x Individual Maximum Award %) x 75%
Restricted Stock Unit Grant = MPA ÷ Grant Date Closing Stock Price

The performance metric for these awards is TSR relative to our peer group for a three-year performance period. In measuring TSR, the peer group is set at the award date and does not change unless a peer group company is acquired, in which case that company is removed entirely from the performance measurement period.  Relative TSR was selected as the Compensation Committee believed it most closely aligns the interests of our executive officers’ with those of stockholders and, since this is a long-term measure, drives appropriate risk taking.  LTI performance awards will vest at the end of the three-year performance period as follows:

TSR Performance Rank	Vesting Amount
25th Percentile	5.3% of MPA (Threshold Shares(1))
25th Percentile - 75th Percentile	Calculation between Threshold and Maximum Shares
75th Percentile and above	100% of MPA (Maximum Shares)

(1)	Payment at threshold would generally result in compensation that was slightly above the 25th percentile of the peer group, thus aligning pay with performance.

Illustrative Computation of 2014 LTI Program Award for Thomas J. Hook:

Maximum Time Award (MTA) = ($700,000 x 430%) x 25% = $752,500
Non-Qualified Stock Option Grant = ($752,500) ÷ $16.30 = 46,149 stock options

Maximum Performance Award (MPA) = ($700,000 x 430%) x 75% = $2,257,500
Restricted Stock Unit Grant = $2,257,500 ÷ $43.78 = 51,564 restricted stock units

Threshold Performance Award (TPA) = (($700,000 x 430%) x 75%) x 5.333% = $120,392
Restricted Stock Unit Grant = $120,392 ÷ $43.78 = 2,750 restricted stock units

In addition to the LTI Program, our executive officers may receive additional equity-based compensation at the date of hire, upon promotion, for special recognition or upon a significant change in responsibility.  These awards are used as a recruiting and retention tool.  These grants are typically made in the form of restricted stock units.  In 2014, none of our Named Executive Officers received an additional equity grant.

Our long-term incentive compensation plans and awards are designed and administered by the Compensation Committee in collaboration with management and subject to general oversight by the Board.  Historically, we have granted associates long-term incentive compensation in the form of non-qualified and incentive stock options, restricted stock and restricted stock units.  Annual long-term awards are approved in December, and are effective on the first day of the new fiscal year.  The Compensation Committee and Board typically meets at least five times per year based upon a schedule determined several months in advance.  Accordingly, the proximity of any awards to earnings announcements or the release of material non-public information would be coincidental.  All stock options are issued with strike prices that are equal to the value of our closing stock price on the grant date.

Upon the death or disability of an associate, all outstanding stock option awards immediately vest and all outstanding performance-based restricted stock units immediately vest at the target level applicable to such performance-based awards.  All vested stock options expire at various times following the event, no later than one year, based upon the terms of the plan they were awarded from.  In the event that an associate’s employment is terminated by the Company without cause, a pro-rata portion of such associate’s performance-based restricted stock units that were awarded more than one year before the date of termination will remain outstanding.  These awards will continue to be eligible for vesting based on the Company’s attainment of the performance goals applicable to such awards.

For associates who meet the eligibility requirements for retirement, all outstanding stock option awards immediately vest and a pro-rated portion of outstanding performance-based restricted stock units held by such associate continue to be eligible for vesting based on the Company’s attainment of the performance goals applicable to such awards.  See further discussion regarding retirement benefits in the “Retirement” section.

In the event of a change in control, as defined in the applicable award plan or agreement, unless determined otherwise by the Compensation Committee, all unvested stock option awards granted will immediately vest, but only the portion of unvested performance-based restricted stock units that would have vested under the original plan design will immediately vest.  While our plans provide for single trigger vesting, our Change in Control agreements with our Named Executive Officers require both a Change in Control and termination of employment for our Named Executive Officers.  See further discussion regarding change in control benefits in the “Change in Control Agreements” section.

Tax deductions for awards under our LTI plans may be limited in the future under IRC §162(m).  The Compensation Committee considers the potential non-deductibility of stock incentive awards under IRC §162(m) when setting award levels.  The Compensation Committee believes that our long-term incentive programs are properly designed to incentivize and retain  senior management, which is in the best interest of stockholders even if IRC §162(m) limits are periodically exceeded and the tax deductions are limited.

Equity Compensation Plan Information

The following table provides information regarding the Company’s equity compensation plans as of January 2, 2015:

Plan Category (As of January 2, 2015)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)(1)	(b)	(c)(2)
Equity compensation plans approved by security holders	2,374,332	$25.16	908,945
Equity compensation plan not approved by security holders	-	-	-
Total	2,374,332	$25.16	908,945

(1)
Consists of shares of Common Stock underlying stock options issued under the 1998 Stock Option Plan, the Non-Employee Director Stock Incentive Plan, the 2005 Stock Incentive Plan, as amended, the 2009 Stock Incentive Plan and the 2011 Stock Incentive Plan, as amended.  Also includes 783,995 shares of Common Stock underlying restricted stock units that were granted under the 2005 Stock Incentive Plan, the 2009 Stock Incentive Plan and the 2011 Stock Incentive Plan at a weighted average grant date fair value of $21.01 per share, which is not included in the exercise price reported in column b.

(2)
As of January 2, 2015, 908,945 shares were available under the plans described above for future grants of stock options, stock appreciation rights, restricted stock, restricted stock units or stock bonuses. Due to plan sub-limits, of the shares available for grant, only 605,670 shares were available for issuance in the form of restricted stock, restricted stock units or stock bonuses.

Compensation Recoupment Policy

The Company has adopted a compensation recoupment, or “clawback” policy intended to be consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).  This policy provides that, in the event we are required to restate our financial statements as a result of “material noncompliance” with financial reporting requirements under the securities laws, we will recover from our current and former executive officers any incentive-based compensation (including equity awards) that is (i) based on erroneous data, (ii) received during the three-year period preceding the date on which the Company becomes required to prepare an accounting restatement, and (iii) in excess of what would have been paid if calculated under the restatement.

In addition, the Dodd-Frank Act provides that the SEC shall issue regulations requiring issuers to seek recovery from executive officers in certain circumstances involving financial restatements.  As of now, the SEC has not issued any regulations implementing this portion of the Dodd-Frank Act.  Once the SEC issues regulations or guidance regarding the required form of a clawback policy under the Dodd-Frank Act, we expect to amend our clawback policy accordingly.

Share Ownership

In order to align the interests of our executive officers with the interests of our stockholders and to promote our commitment to sound corporate governance, our executive officers are required to hold a meaningful dollar value of Common Stock for the duration of their employment.  The Compensation Committee designed and the Board approved stock ownership guidelines.

For purposes of measuring compliance with these guidelines, shares of Common Stock owned directly or indirectly by the executive officer or his or her immediate family members, as well as unvested time-based restricted stock and restricted stock units issued under our long-term equity compensation programs are considered “owned.”  Unexercised stock options and unvested performance-based restricted stock and restricted stock units do not count toward satisfying the guidelines. The Compensation Committee reviews stock ownership levels of our executive officers on an annual basis with the expectation of seeing meaningful progress toward the achievement of the guideline.

The following table provides the status of our Named Executive Officers as of April 1, 2015 toward meeting the ownership guideline, which is calculated as a multiple of base salary:

Named Executive Officers	Multiple of Base Salary		% of Ownership Guideline Achieved
Thomas J. Hook	5.0	x	Achieved
Michael Dinkins	2.5	x	Achieved
Mauricio Arellano	2.5	x	Achieved
Andrew P. Holman(1)	2.5	x	23%
Timothy G. McEvoy	2.0	x	Achieved
Michelle Graham(2)	N/A		N/A

(1)	Mr. Holman was appointed Executive Vice President for Global Sales and Marketing on June 5, 2013.
(2)	Ms. Graham served as Senior Vice President, Human Resources until her resignation on September 19, 2014.

The ownership guidelines also contain a holding period requirement for equity awards.  Our executive officers are required to hold vested stock options, vested shares of restricted stock and shares issued on vesting of restricted stock units, net of shares sold or surrendered to pay applicable taxes, for one year following the vesting date.

Pledging and Hedging Policy

The Company considers it improper and inappropriate for any director, executive officer or associate to engage in short-term or speculative transactions involving our Common Stock.  We therefore prohibit directors, executive officers and other associates from engaging in pledging, short sales or other short-position transactions in our Common Stock.  We also strongly discourage directors, executive officers and other associates from engaging in certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that allow a person to continue to own the covered securities but without the full risks and rewards of ownership.  Any director or executive officer wishing to enter into such a hedging arrangement must first pre-clear the proposed transaction with the Company’s Chief Financial Officer or General Counsel.

Retirement

All of our U.S. based associates are eligible to participate in our defined contribution 401(k) Plan.  This plan provides for the deferral of associate compensation up to the maximum IRC limit and a discretionary Company match.  This match is currently $0.35 per dollar of participant deferral, up to 6% of the base salary for each participant.  Participants immediately vest in their own contributions and earnings and in the Company’s matching and stock contributions to the 401(k) Plan.

In addition to the discretionary Company match described above, U.S. based associates are eligible to receive an additional contribution to the 401(k) Plan under our G2B Plan of up to 4% of their base salary if certain performance metrics are achieved, as described in the Annual Performance-Based Cash Incentives section above.

Each year we perform standard year-end coverage, nondiscrimination and compliance testing on our 401(k) Plan to ensure compliance with applicable Internal Revenue Service rules and regulations.  In the event the plan does not meet the nondiscrimination requirements, a prorated portion of the contributions made by “highly compensated” associates will be returned to the respective associate in order to ensure compliance.

We do not offer our U.S. based associates defined benefit pension or deferred compensation benefits as these plans are more expensive to administer in comparison to the programs that we do offer.  When designing our retirement and other post-employment benefit programs we consider IRC §409A and continue to evaluate our programs in light of the guidance issued under that rule.

All associates who are at least 59½ years of age with a combination of age and length of service equal to at least 69½ years are eligible to receive the following retirement benefits under our stock incentive plans:

•	accelerated vesting of all outstanding time-based stock incentive awards;
•	pro-rata continuation of all outstanding performance-based stock incentive awards, subject to the actual performance metrics achieved; and
•	extension of the time eligible to exercise outstanding stock options.

Change in Control Agreements

We employ change in control agreements for a very limited number of key executives, including our Named Executive Officers,  to retain our leadership in the event of a change in control and also to provide them with financial security in case of a loss of employment.  We believe that it is in the best interest of our Company and stockholders to have the dedication of our executive officers, without the distraction of personal uncertainties that can result on a change in control.  We believe these agreements allow for a smooth transition in the event of a change in control without providing “windfall” benefits, and that these benefits are competitive with those of comparable companies, including our peer group.

Our change in control agreements provide for continued employment with the same base salary, annual cash incentive and benefits for two years following a change in control.  Our agreements only provide benefits if there is both a change in control of the Company and termination of employment other than for cause.  If the executive is terminated after the change in control, other than for death, disability or cause, or the executive terminates the agreement for good reason, then the executive will be entitled to certain benefits to be paid in a lump sum in cash.  The most significant components of those benefits are as follows:

•	two times annual base salary;
•	two times the greater of (i) average cash bonus for the three year period prior to the date of termination or (ii) current year annual cash incentive award at the target level;
•	$25,000 for outplacement services;
•	24 months coverage under the Company’s medical and other benefit plans (i.e. education assistance, financial planning);
•
immediate vesting of all time-based equity awards, vesting of performance-based awards granted in based on actual performance through the change in control, except as otherwise provided in the applicable award agreement; and

•
reimbursement of relocation expenses following the change in control if the Company had relocated the associate at the Company’s request within twelve months prior to the change in control and the associate returns to the original place of his or her residence.

Our change in control agreements entered into prior to 2011 provide that the Company will make the executive whole for any golden parachute excise tax imposed on a change in control payment, unless the payments are less than 110% of the safe harbor amount.  An executive is not entitled to this gross-up if the present value of payments does not exceed 110% of the safe harbor threshold.  Instead, the payment due to the executive would be reduced to the safe harbor threshold.

During 2011, the Compensation Committee amended the form of change in control agreement, which is provided to executives joining the Company after 2011, to eliminate the gross-up language found in the existing agreements with a best after-tax provision (i.e., the executive’s payment will be scaled back to the golden parachute safe harbor if the executive is better off on an after-tax basis) and to include a 24 month post-employment non-compete covenant. This new form of change in control agreement is applicable to Mr. Dinkins  and Mr. Holman.

Based upon the hypothetical termination date of January 2, 2015, the change in control termination benefits for our Named Executive Officers would be as follows:

	Salary & Bonus	Acceleration of Stock- Based Awards(1,3)	Continuance of Benefits(2)	Outplacement Services	Tax Gross- Up (Modified Cut-Back)	Total
Thomas J. Hook	$2,660,000	$8,311,516	$309,857	$25,000	$3,865,753	$15,172,126
Michael Dinkins	1,313,456	3,051,563	53,129	25,000	-	4,443,148
Mauricio Arellano	1,186,787	3,326,394	212,157	25,000	(352,610)	4,397,728
Andrew P. Holman	1,071,000	563,952	45,464	25,000	-	1,705,416
Timothy G. McEvoy	924,000	945,084	224,014	25,000	(65,679)	2,052,419

(1)	Based upon our closing stock price of $48.66 per share as of January 2, 2015 (the last day of our 2014 fiscal year).
(2)	Includes the continuation of all benefits described in the Perquisites section below for a period of two years.
(3)
The calculations assume all performance based awards vest on the last day of the performance period.  All or some portion of the value of such performance based awards may actually be earned based on actual performance.

The calculations above do not take into consideration the value of the non-compete and non-solicitation provisions which are valuable to the Company.

Perquisites

In addition to the elements of compensation discussed above, we also provide senior level executives with various other benefits as follows:

•	Education Reimbursement
•	Executive Life Insurance
•	Long-Term Disability
•	Executive Financial Planning
•	Executive Physicals
•	Executive Relocation

We provide these benefits in order to remain competitive with the market and believe that these benefits help us to attract and retain high caliber executives.  These benefits also reduce the amount of time and attention that our executive officers must spend on personal matters and allow them to dedicate more time to our Company.  We believe that these benefits are reasonable in nature, are not excessive and are in the best interest of our Company and its stockholders.

Education Reimbursement
All associates and dependents of certain associates are eligible to participate in our Education Reimbursement Program.  This program is provided to support our innovation and commitment to continuous improvement.  We believe that education will support the development of our associates for new positions and enhance their contributions to the achievement of our strategic goals.

Under our Education Reimbursement Program, we reimburse the cost of tuition, textbooks and laboratory fees for all of our associates and dependents of associates employed as of December 14, 2011.  All full-time associates are eligible for 100% reimbursement upon the successful completion of job related courses or degree programs.  The dependent children benefit for those associates employed as of December 14, 2011 relates to post-secondary education and vests 10% each year of employment until the benefit reaches 100%.  For associates hired after January 1, 2003, the maximum amount of dependent children reimbursable tuition is based on the cost of tuition at the recognized local state university.  For associates hired prior to January 1, 2003 and for all eligible Named Executive Officers, there is no maximum limit for dependent children reimbursement.

This dependent tuition reimbursement program was frozen on December 14, 2011 and is now limited to those U.S. associates who were employed by the Company as of that date.  Minimum academic achievement is required in order to receive reimbursement under all Education Reimbursement Programs.  In fiscal year 2014, Mr. Hook and Mr. McEvoy were the only Named Executive Officers who received benefits under this program.

Executive Life Insurance
Our executive officers receive term life insurance paid by the Company of $5 million for the President and Chief Executive Officer and $1 million for all other Named Executive Officers.  Additionally, the Company reimburses those executive officers for any additional tax burden resulting from this benefit.

Long-Term Disability
Our executive officers receive long-term disability insurance paid by the Company equal to 60% of salary plus an average of the last two years annual cash incentive award, with no cap.  Additionally, the Company reimburses the executive officers for any additional tax burden resulting from this benefit.

Executive Financial Planning
All executive officers, except the CEO, are eligible for reimbursement of financial planning services.  Reimbursement is approved for dollar amounts up to $5,000 in the first year of the program and up to $2,500 in all other years.  Qualified expenses include income tax preparation, estate planning and investment planning, among others.

Executive Physicals
We provide our executive officers with annual physicals.  We cover 100% of the cost of this program.  This program was developed to promote the physical well-being and health of our executive officers.

Executive Relocation
Reimbursement for relocation expenses for our executive officers is made in accordance with our Executive Relocation Program.  This program allows  our executive officers to remain as productive as possible during the relocation transition.  We provide a miscellaneous allowance equal to two month’s base salary (not to exceed $30,000) and up to three house hunting trips.  Additionally, we will pay for temporary lodging and unavoidable storage for up to 90 days, and we will pay for duplicate housing expense for up to 180 days if the current home has been listed for 30 days and a new home has been purchased.  We also offer “Loss on Sale Protection” under which we will reimburse up to $100,000 on the loss on sale of the current residence.  All reimbursed amounts are to be repaid if the executive officer voluntarily terminates his or her employment within 24 months of relocation.  No Named Executive Officer received benefits under this program in 2014.

Other Benefits.  Our executive officers also participate in other benefit plans that we fully or partially subsidize.  Their participation is on the same terms as other associates of the Company.  Some of these benefits include medical, dental and vision insurance, wellness incentives and paid time off.

Employment Agreement

In general, we do not offer our associates employment agreements.  None of our Named Executive Officers other than Mr. Hook was covered by an employment agreement in fiscal year 2014.  On August 5, 2013, the Company entered into a new employment agreement with Mr. Hook in order to secure his continuing service as President & Chief Executive Officer.  In addition to the benefits discussed in this section, the agreement provides for the following:

•	Term extends through August 4, 2016;
•
In the event of death or permanent disability: (i) salary and benefits (only health insurance in the event of death) will continue for one year; and (ii) immediate vesting of all non-vested time-based equity awards and the continuation of all performance awards, subject to achievement of the performance metrics;

•
In the event of termination without cause or with good reason as defined in the agreement: (i) a lump sum payment of one year base salary; (ii) a lump sum severance payment equal to 88% of base salary; and (iii) immediate vesting of all time-based equity awards and the continuation of a pro-rated number of performance awards, subject to achievement of the performance metrics;

•	Right to exercise vested options upon termination is extended to twelve months; and
•	Unless Mr. Hook is terminated without cause, he will be subject to a post-employment non-compete covenant for 24 months from the date of last payment under the contract.

The following table presents the benefits that would be received by Mr. Hook under his employment agreement in the event of a hypothetical termination as of January 2, 2015:

	Salary	Acceleration of Stock-Based Awards(1)	Continuance of Benefits(2)	Severance	Total
Permanent Disability	$700,000	$6,161,344	$120,419	$-	$6,981,763
Death	700,000	6,161,344	10,898	-	6,872,242
Termination Without Cause	700,000	8,311,516	-	616,000	9,627,516
Termination With Good Reason	700,000	8,311,516	-	616,000	9,627,516
Termination for Cause	-	-	-	-	-
Termination Without Good Reason	-	-	-	-	-
Retirement	-	-	-	-	-

(1)
Based upon our closing stock price of $48.66 on January 2, 2015 (the last day of our 2014 fiscal year).  For Termination Without Cause and Termination With Good Reason, includes the 2012, 2013 and 2014 LTI performance awards, assuming pro rata vesting based on actual performance as of the assumed termination date of January 2, 2015, as well as the full value of his time-based awards.

(2)	Includes the continuation of all benefits described in the Perquisites section above.

Severance Benefits

We currently do not have a formal severance plan for our associates.  In the past, we have provided post-employment severance benefits to our associates who are terminated in connection with a reduction-in-force or corporate reorganization.  Generally, these severance benefits are based upon length of service and position level with the Company.  Severance benefits are at the discretion of management.

The offer letter of Michael Dinkins, Executive Vice President & Chief Financial Officer, provides that in the event that the Company terminates his employment for any reason other than cause, as defined in his offer letter, he will be entitled to salary, health and medical benefit continuation for a period of one year following the date of termination.  In the event of a hypothetical termination by the Company for any reason other than cause as of January 2, 2015, Mr. Dinkins would be entitled to a payment of approximately $402,000.  Historically, upon termination Named Executive Officers have received severance benefits.  Going forward this would be determined on a case by case basis.

The following table presents the value of the acceleration of outstanding equity awards pursuant to the terms of our 2005 Stock Incentive Plan, as amended, 2009 Stock Incentive Plan and 2011 Stock Incentive Plan, as amended that would be received by our Named Executive Officers, other than Mr. Hook, in the event of a hypothetical termination as of January 2, 2015:

	Michael Dinkins	Mauricio Arellano	Andrew P. Holman	Timothy G. McEvoy
Permanent Disability	$2,185,285	$2,521,720	$592,791	$674,551
Death	2,185,285	2,521,720	592,791	674,551
Termination Without Cause	264,500	237,136	178,939	80,986
Termination With Good Reason	264,500	237,136	178,939	80,986
Termination for Cause	-	-	-	-
Termination Without Good Reason	-	-	-	-
Retirement	-	-	-	-

Amounts above are based upon our closing stock price of $48.66 on January 2, 2015 (the last day of our 2014 fiscal year).  For termination due to death or disability, includes the full value of their time-based awards as of the assumed termination date of January 2, 2015 and includes pro rata vesting based on actual performance as of the assumed termination date of January 2, 2015 for the 2012, 2013 and 2014 LTI performance awards.  For termination without cause and with good reason, includes pro rata continuation of the 2014 LTI performance awards through the end of the performance period.  None of these Named Executive Officers would be eligible for the accelerated vesting of equity upon a retirement as of January 2, 2015, as none of them are at least 59 ½ with age and years of service totaling at least 69 ½ years.

Compensation and Organization Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis, or CD&A, with management and based upon this review and discussion recommended to the Board that the CD&A be included in this proxy statement for filing with the SEC.

Respectively submitted,

Peter H. Soderberg (Chair)
Pamela G. Bailey
Joseph W. Dziedzic
William B. Summers, Jr.

Compensation Risk Analysis

The preceding CD&A generally describes our compensation policies, plans and practices that are applicable for executives and senior executives of the Company.  The Company uses a combination of fixed and variable and short and long-term compensation programs with a significant focus on corporate and business financial performance as generally described in this proxy statement.  The Company does not believe that risks arising from its compensation policies, plans or practices are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

2014 Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for fiscal years 2014, 2013 and 2012.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Comp.(5)	All Other Comp.(9)	Total
Thomas J. Hook	2014	$700,000	$-	1,612,922	$752,492	$514,080	$130,468	3,709,962
President &	2013	616,330	-	1,231,719	601,622	508,097	456,716	3,414,484
Chief Executive Officer	2012	546,000	-	1,819,035	586,947	296,545	333,466	3,581,993

Michael Dinkins(6)	2014	375,661	-	510,083	237,965	229,905	19,813	1,373,427
Executive Vice President &	2013	366,120	-	487,219	237,974	246,757	29,923	1,367,993
Chief Financial Officer	2012	235,385	-	471,271	233,997	102,310	198,283	1,241,246

Mauricio Arellano	2014	336,583	-	457,314	213,360	205,988	15,279	1,228,524
Executive Vice President,	2013	328,250	-	436,816	213,359	220,258	55,791	1,254,474
Global Operations	2012	325,000	-	988,727	211,243	143,993	253,264	1,922,227

Andrew P. Holman(7)	2014	287,485	-	345,081	160,986	164,211	24,241	982,004
Executive Vice President,	2013	270,481	75,000	118,617	57,933	145,089	5,272	672,392
Global Sales & Marketing	2012	185,578	-	99,980	-	32,429	-	317,987

Timothy G. McEvoy	2014	248,531	-	156,181	72,870	131,821	80,436	689,839
Senior Vice President,	2013	242,925	-	149,195	72,870	138,086	99,674	702,750
General Counsel & Secretary	2012	237,000	-	147,660	71,097	88,899	99,973	644,629

Michelle Graham(8)	2014	266,712	-	611,900	148,773	-	16,970	1,044,355
Senior Vice President,	2013	258,750	-	304,591	148,779	159,555	32,908	904,583
Human Resources	2012	250,000	-	298,549	143,745	101,643	23,764	817,701

(1)	Amounts represent the dollar value of base salary earned during fiscal years 2014, 2013, and 2012.
(2)	Amount represents a sign on bonus for Mr. Holman.
(3)
Amounts represent the aggregate grant date fair value of stock awards granted.  The valuation of restricted stock and restricted stock units are based on the assumptions and methodology set forth in notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on March 3, 2015.  Mr. Arellano’s 2012 amount includes $550,000 related to a grant of restricted stock units in connection with his accomplishments during his first year as President of Greatbatch Medical that vest over three years.  Mr. Hook’s 2012 amount includes $600,000 related to a one-time grant of restricted stock units that vest over four years.  Mr. Holman’s 2012 amount is solely a one-time grant of restricted stock units that vest over three years and was part of his offer to join the company.

(4)
Amounts represent the aggregate grant date fair value of stock options granted.  The valuation of stock options is based on the assumptions and methodology set forth in notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on March 3, 2015.

(5)	Amounts represent cash awards earned under our G2B Plan. See “Annual Performance-Based Cash Incentives” section of the CD&A for a discussion of this program.
(6)	Mr. Dinkins was appointed Chief Financial Officer on May 7, 2012.
(7)	Mr. Holman joined the Company on March 21, 2012 as Vice President for Sales and Marketing.
(8)
Ms. Graham served as Senior Vice President, Human Resources through her resignation on September 19, 2014. Amounts include $0.3 million of stock-based modification expense in connection with her resignation.

(9)	Items included in All Other Compensation were as follows:

	Year	401(k) Contribution	Term Life Insurance Premiums	Long-Term Disability Insurance Premiums	Tax Gross-Up	Perquisites	Excess Vacation	Other	Total
Thomas J. Hook	2014	$5,250	$16,300	$12,574	$20,866	$74,428	$-	$1,050	$130,468
	2013	14,685	16,300	18,408	20,692	333,889	52,042	700	456,716
	2012	11,408	16,300	17,945	19,642	232,384	35,787	-	333,466

Michael Dinkins	2014	5,250	4,468	6,039	3,956	-	-	100	19,813
	2013	14,247	4,468	4,769	3,477	-	2,962	-	29,923
	2012	7,833	-	1,075	387	188,988	-	-	198,283

Mauricio Arellano	2014	3,675	1,740	4,996	4,868	-	-	-	15,279
	2013	13,110	1,740	7,092	3,325	-	30,524	-	55,791
	2012	9,728	1,740	7,852	3,450	215,443	15,051	-	253,264

Andrew P. Holman	2014	5,250	10,880	2,917	5,194	-	-	-	24,241
	2013	4,060	-	886	326	-	-	-	5,272
	2012	-	-	-	-	-	-	-	-

Timothy G. McEvoy	2014	4,830	1,540	-	1,640	71,226	-	1,200	80,436
	2013	14,066	1,540	5,176	3,939	68,147	6,706	100	99,674
	2012	10,721	1,540	7,764	5,249	68,258	6,441	-	99,973

Michelle Graham	2014	5,250	1,048	4,434	5,838	-	-	400	16,970
	2013	14,685	1,048	6,346	4,337	-	6,092	400	32,908
	2012	11,257	1,048	6,820	4,439	-	-	200	23,764

Perquisites for the Named Executive Officers are included in “All Other Compensation” if the aggregate value is equal to or greater than $10,000.  The perquisites included are set forth in the table below.  No perquisite exceeded the greater of $25,000 or 10% of the total perquisites provided to the respective executive, except to the extent of the dollar values described below:

	Year	Executive Physical	Dependent Education Reimbursement(1)	Relocation	Service Awards/ Gifts	Personal Travel	Tax Preparation / Planning
Thomas J. Hook	2014	X	$70,000			X
	2013		$116,787	$217,052	X
	2012		83,982	145,928	X	X

Michael Dinkins	2012	X		185,513

Mauricio Arellano	2012			214,568	X

Timothy G. McEvoy	2014	X	68,400		X		X
	2013		66,397		X		X
	2012	X	63,185		X		X

(1)
Includes reimbursement for tuition, textbooks and laboratory fees for the Named Executive Officer and their dependents.  See the discussion under the heading “Education Reimbursement” section of the CD&A.

2014 Grants of Plan-Based Awards

The following table summarizes the grants of plan-based awards to each of the Named Executive Officers during fiscal year 2014.  The 2014 awards for the Named Executive Officers were approved on December 9, 2013 and had a grant date of January 6, 2014.  All stock-based awards in 2014 were granted from our 2005 Stock Incentive Plan, our 2009 Stock Incentive Plan or our 2011 Stock Incentive Plan.  Under these plans, all stock options expire 10 years from the date of grant.  Based upon our stock incentive plans and change in control agreements in place with our Named Executive Officers, acceleration of vesting occurs for all time-based awards and a partial vesting for all performance-based awards upon death, disability, retirement or a change of control.  Prior to vesting, associates who receive a grant of restricted stock are eligible to participate in the rights or privileges of a stockholder of the Company with respect to those shares, including the right to receive dividends and vote.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options(3)	Awards	Awards(4)
					(#)	(#)	(#)	(#)	(#)	($/Sh)
Thomas J. Hook		$315,000	$630,000	$1,228,500	─	─	─	─	─	$ ─	$ ─
	1/6/2014	─	─	─	2,733	25,782	51,564	─	46,149	43.78	2,365,414

Michael Dinkins		140,873	281,746	549,404	─	─	─	─	─	─	─
	1/6/2014	─	─	─	864	8,153	16,307	─	14,594	43.78	748,048

Mauricio Arellano		126,219	252,437	492,253	─	─	─	─	─	─	─
	1/6/2014	─	─	─	775	7,310	14,620	─	13,085	43.78	670,674

Andrew P. Holman		107,807	215,614	420,447	─	─	─	─	─	─	─
	1/6/2014	─	─	─	585	5,516	11,032	─	9,873	43.78	506,067

Timothy G. McEvoy		80,773	161,545	315,013	─	─	─	─	─	─	─
	1/6/2014	─	─	─	265	2,496	4,993	─	4,469	43.78	229,051

Michelle Graham		93,349	186,698	364,062	─	─	─	─	─	─	─
	1/6/2014	─	─	─	540	5,097	10,195	─	9,124	43.78	467,673

(1)
Amounts represent potential 2014 cash awards under our G2B Plan.  Awards range from 50% to 195% of the target amount depending on the actual performance metric that is achieved.  Award would be $0 if the threshold amount is not achieved–see “Annual Performance-Based Cash Incentives” section of the CD&A for discussion of this program.  See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for the actual amounts earned in 2014, which were paid in 2015.

(2)
Amounts represent 2014 performance-based restricted stock units that were awarded under our LTI Program.  The 2014 LTI Program awards will vest on December 30, 2016 depending on the actual performance metric that is achieved.  Award would be 0 shares if the threshold amount is not achieved.  See the “Long-Term Incentives” section of the CD&A for discussion of this program.

(3)
The 2014 grants represent non-qualified stock option awards that were granted under our LTI Program and vest in three equal installments on the last day of each fiscal year for three years following the date of grant.  See the “Long-Term Incentives” section of the CD&A for discussion of this program.

(4)
The valuation of stock options and restricted stock units are based on the assumptions and methodology set forth in notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on March 3, 2015.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table summarizes the stock option, restricted stock and restricted stock unit awards outstanding for each of the Named Executive Officers as of January 2, 2015.

		Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
		(#)(1)	(#)(1)	(#)(2)				(#)(3)		(#)(5)
Thomas J. Hook
	8/8/2006	54,721	-	-	22.38	8/7/2016	1/2/2012	-	-	79,676	3,877,034
	3/6/2007	31,481	-	-	25.50	3/5/2017	3/6/2012	6,397	$311,278	-	-
	3/4/2008	43,417	-	-	20.14	3/4/2018	12/31/2012	-	-	77,662	3,779,033
	10/13/2008	26,449	-	-	21.88	10/12/2018	1/6/2014	-	-	51,564	2,509,104
	1/5/2009	33,874	-	-	26.53	1/4/2019	-	-	-	-	-
	5/15/2009	17,548	-	-	26.53	5/14/2019	-	-	-	-	-
	3/10/2010	34,337	-	-	20.84	3/9/2020	-	-	-	-	-
	4/11/2010	50,000	-	-	21.37	4/10/2020	-	-	-	-	-
	1/1/2011	62,658	-	-	24.15	12/31/2020	-	-	-	-	-
	1/2/2012	72,253	-	-	22.10	1/1/2022	-	-	-	-	-
	12/31/2012	48,573	24,287	-	23.24	12/30/2022	-	-	-	-	-
	1/6/2014	15,382	30,767	-	43.78	1/5/2024	-	-	-	-	-

Michael Dinkins
	11/7/2008	9,293	-	-	$25.07	11/6/2018	5/7/2012	-	-	30,802	1,498,825
	11/7/2008	1,041	-	-	25.07	11/6/2018	12/31/2012	-	-	30,720	1,494,835
	1/5/2009	5,767	-	-	26.53	1/4/2019	1/6/2014	-	-	16,307	793,499
	1/4/2010	7,446	-	-	19.55	1/3/2020	-	-	-	-	-
	1/1/2011	6,217	-	-	24.15	12/31/2020	-	-	-	-	-
	1/2/2012	3,615	-	-	22.10	1/1/2022	-	-	-	-	-
	5/7/2012	27,985	-	-	22.79	5/3/2022	-	-	-	-	-
	12/31/2012	19,213	9,607	-	23.24	12/30/2022	-	-	-	-	-
	1/6/2014	4,864	9,730	-	43.78	1/5/2024	-	-	-	-	-

Mauricio Arellano
	1/1/2011	7,668	-	-	$24.15	12/31/2020	1/2/2012	-	-	28,676	1,395,374
	1/2/2012	-	8,669	-	22.10	1/1/2022	2/15/2012	11,074	538,861	-	-
	12/31/2012	8,613	8,614	-	23.24	12/30/2022	12/31/2012	-	-	27,542	1,340,194
	1/6/2014	4,361	8,724	-	43.78	1/5/2024	1/6/2014	-	-	14,620	711,409

Andrew P. Holman
	12/31/2012	4,677	2,339	-	$23.24	12/30/2022	3/21/2012	-	-	1,045	50,850
	1/6/2014	3,290	6,583		43.78	1/5/2024	12/31/2012	-	-	7,479	363,928
	-	-	-	-	-		1/6/2014	-	-	11,032	536,817

		Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
		(#)(1)	(#)(1)	(#)(2)				(#)(3)		(#)(5)
Timothy G. McEvoy
	1/1/2011	7,590	-	-	24.15	12/31/2020	1/2/2012	-	-	9,651	469,618
	1/2/2012	8,752	-	-	22.10	1/1/2022	12/31/2012	-	-	9,407	457,745
	12/31/2012	5,884	2,942	-	23.24	12/30/2022	1/6/2014	-	-	4,993	242,959
	1/6/2014	1,489	2,980	-	43.78	1/5/2024	-	-	-	-	-

Michelle Graham
	1/2/2012	5,899	-	-	22.10	1/1/2022	1/2/2012	-	-	19,513	949,503
	12/31/2012	6,007	6,006	-	23.24	12/30/2022	12/31/2012	-	-	19,205	934,515
	1/6/2014	3,041	-	-	43.78	1/5/2024	1/6/2014	-	-	10,195	496,089

(1)	Time-based stock option awards become exercisable as follows:

Option Grant Date	Vesting Schedule

1/2/12, 12/31/12, 1/6/14
See LTI Program discussion within the “Long-Term Incentives” section of the CD&A. Stock options become exercisable 33 1/3% on the last day of each fiscal year for three years following the date of grant, including the year of grant.

(2)	There are currently no performance-based stock option awards outstanding that are unearned.

(3)	Stock awards vest as follows:

Unit Award Grant Date	Vesting Schedule

2/15/12	Restricted stock unit award vests 25% on the last day of fiscal years 2013, 2014 and 50% on the last day of fiscal year 2015.
3/6/12	Restricted stock unit award vests 25% on the last day of each fiscal year for four years following the date of grant, including the year of grant.

(4)	Market value of shares of stock that have not vested is calculated as the product of the closing price of our stock on January 2, 2015 of $48.66 and the number of unvested restricted stock units.

(5)	Performance-based awards are reported at maximum. See LTI Program discussion within the “Long-Term Incentives” section of the CD&A. Stock awards vest as follows:

Unit Award Grant Date	Vesting Schedule
1/2/12, 5/7/12	Restricted stock unit award vests on January 2, 2015 if TSR performance goals are met.
12/31/12	Restricted stock unit award vests on January 1, 2016 if TSR performance goals are met.

1/6/14	Restricted stock unit award vests on December 30, 2016 if TSR performance goals are met.

2014 Stock Option Exercises and Stock Vested

The following table summarizes the number of stock option awards exercised and the number of stock awards vesting during 2014 for the Named Executive Officers, including the value realized.

	Stock Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
Thomas J. Hook	82,173	$1,959,053	79,309	$3,570,440
Michael Dinkins	-	-	-	-
Mauricio Arellano	-	-	31,780	1,442,496
Andrew P. Holman	-	-	1,044	50,801
Timothy G. McEvoy	36,000	849,959	8,832	394,790
Michelle Graham	33,146	627,103	17,857	798,208

(1)	Based upon the closing price of the Common Stock on the NYSE on the date the stock awards vested.

Pension Benefits and Nonqualified Deferred Compensation Tables

We do not present these tables as we do not offer our Named Executive Officers pension or nonqualified deferred compensation benefits required to be reported in these tables.

CORPORATE GOVERNANCE AND BOARD MATTERS

The business of the Company is managed under the direction of the Board.  The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that reflect the Company’s commitment to good corporate governance.  The full text of the Guidelines can be accessed under the Investor Relations drop-down menu of the Company’s website at www.greatbatch.com under “Governance.”

The Company has historically provided all of its new associates with a copy of an associate handbook that has included a summary of the Company’s Code of Business Conduct and Ethics. In addition, the Company has required new associates to certify that they are responsible for reading and familiarizing themselves with the Code of Business Conduct and Ethics, and adhering to such policies and procedures.

The Company’s Code of Business Conduct and Ethics applies to its directors, officers, associates and consultants.  The Code of Business Conduct and Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of the Company.  In addition, the Code of Business Conduct and Ethics encourages individuals to report any illegal or unethical behaviour that they observe.  The Code of Business Conduct and Ethics is a guide to help ensure that all such individuals live up to the highest ethical standards.

The full text of the Code of Business Conduct and Ethics can be accessed under the Investor Relations drop-down menu of the Company’s website at www.greatbatch.com under “Governance.”  The Company intends to post on its website any amendment to or waiver from any provision in the Code of Business Conduct and Ethics that requires disclosure under applicable SEC rules.

A copy of the Guidelines and the Code of Business Conduct and Ethics also may be obtained without charge by written request made to the Corporate Secretary, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, New York 14031.

Leadership Structure of the Board

The positions of Chairman of the Board and Chief Executive Officer have been separate since August 2006.  The Board believes this structure continues to be in the best interests of the Company and its stockholders.  The Chairman organizes Board activities to enable the Board to effectively provide guidance to and have oversight of and accountability for management.  To fulfill that role, the Chairman, among other things, creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board, provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions, and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company.  In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy.  The functions of the Chairman include:

•	Presiding over all meetings of the Board and stockholders, including regular executive sessions of non-management directors of the Board;
•	Establishing the annual agenda of the Board and agendas of each meeting in consultation with the Chief Executive Officer;
•	Advising committee chairs, in consultation with the Chief Executive Officer, on meeting schedules, agendas and information needs for the Board committees;
•	Defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Board and overseeing the distribution of that information;
•	Coordinating periodic review of management’s strategic plan and enterprise risk management program for the Company;
•	Leading the Board review of the succession plan for the Chief Executive Officer and other key members of senior management;
•	Coordinating the annual performance review of the Chief Executive Officer and other key senior managers;
•	Consulting with committee chairs about the retention of advisors and experts;
•	Acting as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;
•
Working with the Corporate Governance and Nominating Committee to develop and maintain the agreed-upon definitions of the role of the Board and the organization, processes and governance guidelines necessary to carry it out;

•	Working with management on effective communication with stockholders;
•	Encouraging active participation by each member of the Board; and
•	Performing such other duties and services as the Board may require.

Board Independence

Other than Mr. Hook, who is an employee of the Company, the Board has determined that each of the directors is independent under the NYSE’s Corporate Governance Listing Standards.  In accordance with those standards, the Board undertook its annual review of director independence.  During this review, the Board considered the materiality of any relationships with the Company from the director’s perspective and the perspective of any persons or organizations with which the director is affiliated.  Material relationships may include commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships and can also be indirect, such that serving as a partner or officer, or holding shares, of an organization that has a relationship with the Company may cause the director not to be independent.  The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

Following the review described above, the Board has affirmatively determined that except for Mr. Hook, no current director has a material relationship with the Company that is inconsistent with a determination of independence.  Therefore, the Board affirmatively determined that all the current directors, with the exception of Mr. Hook, are independent.

Enterprise Risk Management

The Company has an enterprise risk management program implemented by members of the Company’s senior management. The enterprise risk management program as a whole is reviewed semi-annually with the Board.  Enterprise risks are identified and prioritized by management, and individual prioritized risks may be overseen by the full Board or a committee, as appropriate.  For example, strategic risks are overseen by the full Board; financial risks are overseen by the Audit Committee; and scientific and technology risks are overseen by the Technology Strategy and Investment Committee.  Management regularly reports on each such risk to the relevant committee or the Board.  Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or a committee.

Committees and Meetings of the Board

The Board has standing Audit, Compensation and Organization, Corporate Governance and Nominating, and Technology Strategy and Investment Committees.  Each committee has a written charter which can be accessed under the Investor Relations drop-down menu of the Company’s website at www.greatbatch.com under “Governance.”  Copies of the charters may be obtained without charge by written request made to the Corporate Secretary, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, New York 14031.

The Board held eight meetings in 2014.  Each director attended at least 75% of the meetings of the Board and meetings of the committees of the Board on which that director served.  The Company encourages, but has no formal policy regarding, director attendance at its annual meeting of stockholders.  Each of the Company’s directors then serving on the Board other than Dr. Miller attended the 2014 Annual Meeting of Stockholders.

Audit Committee.  The Audit Committee consists of Messrs. Bihl, Dziedzic (Chair), and Soderberg.  Mr. Melia served as a member and chair of the Audit Committee until his death on June 17, 2014.  The Audit Committee’s primary purpose is assisting the Board in overseeing the (i) integrity of the Company’s financial statements, (ii) Company’s compliance with legal and regulatory requirements, (iii) Company’s independent registered public accounting firm qualifications and independence, (iv) performance of the Company’s internal audit function and independent registered public accounting firm, (v) Company’s system of disclosure controls and procedures, and (vi) the Company’s system of internal controls regarding finance, accounting, legal compliance, related person transactions and ethics that management and the Board have established.  The Audit Committee had sixteen meetings in 2014.

Compensation and Organization Committee.  The Compensation and Organization Committee consists of Ms. Bailey and Messrs. Dziedzic, Soderberg (Chair) and Summers.  The Board has determined that each member of the committee is independent as defined under the NYSE’s Corporate Governance Listing Standards applicable to compensation committee members.  The Compensation and Organization Committee’s primary purpose is establishing the Company’s executive compensation programs that will attract, retain and motivate superior executives and ensuring that senior executives of the Company and its wholly owned subsidiaries are compensated appropriately and in a manner consistent with the Company’s compensation philosophy. The Compensation and Organization Committee also administers the Company’s stock incentive plans.  The Compensation and Organization Committee had seven meetings in 2014.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee consists of Ms. Bailey (Chair), Dr. Miller and Messrs. Sanford and Summers.  Mr. Mazzocchi served as a member of the Corporate Governance and Nominating Committee until his resignation from the Board on March 21, 2014.  Working closely with the full Board, the Corporate Governance and Nominating Committee reviews, on an annual basis, the composition of the Board and whether the Company is being well served by the directors taking into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board, the balance of management and independent directors, and the need for financial or other specialized expertise.  Applying these criteria, but without any formal policy regarding diversity, the Corporate Governance and Nominating Committee considers candidates for Board membership suggested by its members and other directors, as well as by management and stockholders, and  recommends director nominees to the Board.  The Corporate Governance and Nominating Committee uses the same process for evaluating candidates for director regardless of the source of the recommendation, and also has sole authority to retain a search firm to assist in identifying qualified director candidates.  Stockholders wishing to submit recommendations for candidates to the Board must supply information in writing regarding the candidate to the Corporate Governance and Nominating Committee at the Company’s offices at 10000 Wehrle Drive, Clarence, New York 14031.  The information should include, at a minimum, the candidate’s name, biographical information, qualifications and availability for service.

The Corporate Governance and Nominating Committee also develops and recommends to the Board corporate governance guidelines applicable to the Company and evaluates the effectiveness of the Board.  The Corporate Governance and Nominating Committee had six meetings in 2014.

Technology Strategy and Investment Committee.  The Technology Strategy and Investment Committee consists of Dr. Miller (Chair), Messrs. Bihl and Hook.  Mr. Mazzocchi served as a member of the Technology Strategy and Investment Committee until his resignation from the Board on March 21, 2014, and Mr. Melia served as a member of the Technology Strategy and Investment Committee until his death on June 17, 2014.  The Technology Strategy and Investment Committee periodically examines and provides oversight to management’s direction and investment in the Company’s research and development activities, as well as in its technology and commercialization initiatives, and advises the Board on scientific matters that include major internal projects, interaction with academic and other outside research organizations and the acquisition of technologies and products.  The Technology Strategy and Investment Committee had six meetings in 2014.

Executive Sessions of the Board

The independent non-management directors, consisting of all directors except Mr. Hook, meet without management in executive session at the conclusion of each regularly scheduled Board meeting and at such other times as they deem appropriate.  Mr. Sanford, Board Chairman, presides at the meetings of the non-management directors when they meet in executive session.

Board/Committee/Director Evaluations

The Board has a three-part annual evaluation process that is coordinated by the Chairman and the Chair of the Corporate Governance and Nominating Committee: committee self-evaluations; a full board evaluation; and the evaluation of the individual directors. The committee self-evaluations consider whether and how well each committee has performed the responsibilities in its charter, whether the committee members possess the right skills and experience to perform their responsibilities or whether additional education or training is required, whether there are sufficient meetings covering the right topics, whether the meeting materials are effective, and other matters. The full board evaluation considers the following factors, among others, in light of the committee self-assessments: (1) the effectiveness of the board organization and committee structure; (2) the quality of meetings, agendas, presentations and meeting materials; (3) the effectiveness of director preparation and participation in discussions; (4) the effectiveness of director selection, orientation and continuing education processes; (5) the effectiveness of the process for establishing the CEO’s performance criteria and evaluating his performance; and (6) the quality of administrative planning and logistical support.

Individual director performance assessments are conducted informally as needed and involve a discussion among the Chairman and other directors, including members of the Corporate Governance and Nominating Committee.  In addition, the Chairman and the Chair of the Corporate Governance and Nominating Committee provide individual feedback, as necessary.

Communications with the Board

Any stockholder or interested party who wishes to communicate with the Board may do so electronically by sending an e-mail to Messrs. Sanford or Dziedzic via the Whistleblower Information page which can be accessed under the Investor Relations drop-down menu of the Company’s website (www.greatbatch.com) under “Governance,” by leaving a confidential voicemail message for either Mr. Sanford (716-759-5501) or Mr. Dziedzic (716-759-5508), or by writing to the following address:  Board of Directors, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, NY 14031.

Compensation Committee Interlocks and Insider Participation

In fiscal year 2014, Ms. Bailey and Messrs. Dziedzic, Soderberg and Summers served on the Compensation and Organization Committee.  No person who served as a member of the Compensation and Organization Committee during fiscal year 2014 was (i) an officer or employee of the Company or any of its subsidiaries during such fiscal year, (ii) formerly an officer of the Company or any of its subsidiaries or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933.

2014 Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board.  For 2014, each non-employee director was paid a retainer of $170,000 ($280,000 for the Chairman) in a combination of cash and equity awards.  In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required for members of the Board.  In 2013, the Corporate Governance and Nominating Committee engaged Ernst and Young to perform a market study related to the compensation of the non-employee Directors and on December 5, 2013, the Board, on the recommendation of the Corporate Governance and Nominating Committee of the Board, approved the compensation program for non-employee Directors currently in effect.

Directors who are also employees of the Company receive no additional remuneration for services as a director.  All awards and changes to directors’ compensation are approved by the Board.

Cash Compensation - For 2014, the cash portion of each non-employee director’s annual retainer was $50,000.  Directors also received additional cash payments as follows:

Chairman of the Board	$50,000
Audit Committee Chair	20,000
Compensation and Organization Committee Chair	15,000
Corporate Governance and Nominating Committee Chair	10,000
Technology Strategy and Investment Committee Chair	10,000
Committee Meeting Fees for each meeting attended in excess of ten	1,000 per meeting attended
Board Meeting Fees for each meeting attended in excess of five	1,000 per meeting attended

Equity Compensation – For 2014, the equity-based portion of each non-employee director’s annual retainer was equal in value to $120,000 ($180,000 for the Chairman).  The equity compensation was comprised of one-quarter stock options and three-quarters restricted stock.  The number of stock options awarded is determined using the Black-Scholes value of those options on the date of grant.  The stock options have an exercise price equal to the closing price of the Common Stock on the date of grant.  The number of shares of restricted stock granted is calculated using the closing price of the Company’s Common Stock on the date of grant.  All equity-based awards vest in equal quarterly installments of 25% on the first day of each quarter of the Company’s fiscal year in which they were granted.  For 2014, the equity awards were granted on January 4, 2014.

On the date a non-employee director first becomes a member of the Board, that director is granted a stock option award equal in value to $100,000.  The number of stock options awarded is determined using the Black-Scholes value of those options on the date of grant.  The stock options have an exercise price equal to the closing price of the Common Stock on the date of grant and become exercisable in three equal annual installments beginning on the first Company fiscal year-end date which is at least six months after the date of grant.

In order to align the interests of our directors with the interests of our stockholders and to promote our commitment to sound corporate governance, the Compensation and Organization Committee designed and the Board approved stock ownership guidelines for non-employee directors.  These ownership guidelines call for non-employee directors to own at least 6,000 shares of the Company’s Common Stock within five years of election as a director.  In addition, non-employee directors may not sell shares of the Company’s Common Stock unless the value of a non-employee director’s holdings exceeds five times the amount of the annual cash retainer paid to the non-employee director.

The following table provides the status of our directors towards achieving these ownership guidelines as of April 1, 2015:

Non-Employee Directors	% of Ownership Guideline Achieved

Pamela G. Bailey	Achieved
Anthony P. Bihl III	Achieved
Joseph W. Dziedzic	96%
Dr. Joseph A. Miller, Jr.	Achieved
Bill R. Sanford	Achieved
Peter H. Soderberg	Achieved
William B. Summers, Jr.	Achieved

The following table contains information concerning the total compensation earned by each non-employee director of the Company during 2014:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp.	Change in Pension Value and Non-Qualified Deferred Comp. Earnings	All Other Comp.	Total
	(1)	(2)(5)	(2)(5)
Pamela G. Bailey	$65,000	$89,965	$29,989	$-	$-	$-	$184,954
Anthony P. Bihl III	60,000	89,965	29,989	-	-	-	179,954
Joseph W. Dziedzic	69,000	89,965	29,989	-	-	-	188,954
Rudy A. Mazzocchi (3)	12,500	22,491	7,497	-	-	-	42,489
Kevin C. Melia (4)	35,000	89,965	29,989	-	-	-	154,954
Dr. Joseph A. Miller, Jr.	64,000	89,965	29,989	-	-	-	183,954
Bill R. Sanford	102,000	134,992	44,983	-	-	-	281,975
Peter H. Soderberg	74,000	89,965	29,989	-	-	-	193,954
William B. Summers, Jr.	56,000	89,965	29,989	-	-	-	175,954

(1)	The amounts indicated represent Board retainers and Board or committee meeting fees.
(2)
The amounts represent the aggregate fair value of awards granted.  The valuation is based on the assumptions and methodology set forth in Notes 1 and 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on March 3, 2015.

(3)	Mr. Mazzocchi resigned from the Board on March 21, 2014.
(4)	Mr. Melia served as a Director until his death on June 17, 2014.
(5)	The following table contains information concerning the unvested stock awards and outstanding stock options for each non-employee director:

Name	Aggregate Number of Stock Options Held at January 2, 2015	Aggregate Number of Unvested Stock Awards at January 2, 2015
Pamela G. Bailey	56,067	-
Anthony P. Bihl III	29,461	-
Joseph W. Dziedzic	16,252	-
Dr. Joseph A. Miller, Jr.	56,067	-
Bill R. Sanford	80,376	-
Peter H. Soderberg	56,067	-
William B. Summers, Jr.	57,317	-

Related Person Transactions

The Board has adopted a written policy setting forth procedures for the review, approval and monitoring of transactions involving the Company and related persons of the Company.  A copy of the Company’s policy on related person transactions can be accessed under the Investor Relations drop-down menu of the Company’s website (www.greatbatch.com) under “Governance.”  Under this policy, every proposed transaction between the Company and a director, executive officer, a director nominee, stockholder owning in excess of 5% of the Common Stock or any immediate family member or entity of the foregoing persons involving an amount in excess of $120,000 and in which the related person will have a direct or indirect material interest, must be approved or ratified by the Audit Committee.  If the transaction involves a related person who is a director or an immediate family member of a director, such director may not participate in the deliberations or vote regarding such approval.  All related person transactions are reported by the Audit Committee to the Board.  The Board has determined that there were no related person transactions, as defined above, that occurred in 2014.

Audit Committee Report

The Audit Committee consists of Messrs. Bihl, Dziedzic (Chair) and Soderberg, each of whom the Board has determined is “independent” in accordance with applicable laws and the listing standards of the NYSE.  The Board has also determined that Messrs. Bihl, Dziedzic and Soderberg each also qualify as an “audit committee financial expert” under the applicable rules of the SEC.

The Audit Committee reviewed and discussed the information contained in the Company’s 2014 quarterly earnings announcements with management and the independent registered public accounting firm prior to public release.  They also reviewed and discussed the information contained in the Company’s 2014 Forms 10-Q and Form 10-K with management and the independent registered public accounting firm prior to filing with the SEC.  In addition, the Audit Committee met regularly with management, internal auditors and the independent registered public accounting firm on various financial and operational matters, including to review plans and scope of audits and audit reports and to discuss necessary action.

In connection with the Company’s fiscal year 2014 consolidated financial statements, the Audit Committee has:

•	reviewed and discussed with management the Company’s 2014 audited consolidated financial statements;

•
discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board  (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees,  Rule 2-07, Communication with Audit Committees, of Regulation S-X, and other PCAOB Rules and Standards; and

•
received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB  regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for fiscal year 2014.

Respectfully submitted,

Joseph W. Dziedzic (Chair)
Anthony P. Bihl III
Peter H. Soderberg

Members of the Audit Committee

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal intended to be considered for inclusion in the proxy statement for presentation at the Company’s 2016 Annual Meeting of Stockholders must submit such proposal so that the Company receives it by December 15, 2015.  The proposal should be submitted to the Company’s principal executive offices in Frisco, Texas and should be directed to the Senior Vice President, General Counsel & Secretary of the Company.  In addition, the Company’s by-laws require that notice of any business proposed by a stockholder to be brought before an annual meeting, whether or not proposed for inclusion in the Company’s proxy statement, must be received by the Secretary of the Company not later than 90 days nor more than 120 days in advance of the anniversary date of the prior year’s annual meeting, which for business proposed for the 2016 Annual Meeting is between January 14, 2016 and February 13, 2016.

OTHER MATTERS

Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement.  If other matters should properly come before the Annual Meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

A copy of the Company’s Annual Report on Form 10-K for fiscal year 2014 may be obtained without charge by any stockholder by written request made to Christopher J. Thome, Assistant Corporate Controller, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, New York 14031.  Additionally, the Company’s Annual Report on Form 10-K for fiscal year 2014 can be accessed under the Investor Relations drop-down menu of the Company’s website (www.greatbatch.com) under “Financial Information.”

By Order of the Board of Directors,

/s/ Timothy G. McEvoy

Timothy G. McEvoy Senior Vice President, General Counsel & Secretary
Frisco, Texas
April 13, 2015

Greatbatch, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 13, 2015.
Vote by Internet
● Go to www.investorvote.com/GB
● Or scan the QR code with your smartphone
● Follow the steps outlined on the secure website
Vote by telephone
● Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
● Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A. Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Pamela G. Bailey	☐	☐	02 - Anthony P. Bihl III	☐	☐	03 - Joseph W. Dziedzic	☐	☐
	04 - Thomas J. Hook	☐	☐	05 - Dr. Joseph A. Miller, Jr.	☐	☐	06 - Bill R. Sanford	☐	☐
	07 - Peter H. Soderberg	☐	☐	08 - William B. Summers, Jr.	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR GREATBATCH, INC. FOR FISCAL YEAR 2015.	☐	☐	☐	3.	APPROVE BY NON-BINDING ADVISORY VOTE THE COMPENSATION OF GREATBATCH, INC.’S NAMED EXECUTIVE OFFICERS.	☐	☐	☐
4.	IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS.

B. Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — GREATBATCH, INC.

2595 DALLAS PARKWAY, SUITE 310
FRISCO, TEXAS 75034
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON MAY 14, 2015

The undersigned hereby appoint(s) Michael Dinkins and Timothy G. McEvoy, and each of them, proxies with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned at the Annual Meeting of Stockholders of Greatbatch, Inc. to be held at 9:00 a.m. Central Daylight Time on May 14, 2015 at the company’s corporate offices at 2595 Dallas Parkway, Suite 310, Frisco, Texas 75034, and at any adjournment, upon matters described in the Proxy Statement furnished with this proxy card and all other subjects that may properly come before the meeting.

IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT FURNISHED WITH THIS PROXY CARD, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, FOR THE APPROVAL OF THE COMPENSATION OF GREATBATCH, INC.’S NAMED EXECUTIVE OFFICERS, AND AT THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

If you have a beneficial interest in shares allocated to your account under the Greatbatch, Inc. 401(k) Retirement Plan, then this card also constitutes your voting instructions to the trustee of that plan. If you do not submit a proxy or otherwise provide voting instructions, or if you do not attend the annual meeting and vote by ballot, the trustee of that plan will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received, except that the trustee, in the exercise of the trustee’s fiduciary duties, may determine that the trustee must vote the shares in some other manner. If you plan to attend the meeting, please check the appropriate box on your proxy card and return the proxy card.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

(Continued and to be marked, dated and signed, on the other side)